UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2006

Dear Fellow Stockholder:

You are cordially invited to attend Time Warner Inc.’s 2006 annual meeting of stockholders. The meeting will be held on Friday, May 19, 2006, at 10:00 am in Atlanta, Georgia in the Georgia World Congress Center, Georgia Ballroom, Building C, Level 3. A map with directions to the meeting is provided on the back cover of the Proxy Statement.

As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposals listed as items 1, 2 and 3 in the Notice and AGAINST each of the stockholder proposals listed as items 4, 5 and 6 in the Notice. Your vote is important. Please promptly submit your proxy by telephone, Internet or mail.

In a letter to stockholders earlier this year, I provided an update on Time Warner’s business strategy and performance. At that time, I also promised to let you know our response to the recommendations of Icahn Partners LP and its investment banking firm.

As we’ve reported to you in the past, the Company’s Board and management continually evaluate strategic alternatives to enhance the value of Time Warner. In addition to opportunities identified by the Company and its advisors, we have considered the recommendations submitted to us by Icahn Partners and its investment banking firm. While we have concluded that it is not in your Company’s best interests to adopt the specific recommendations of Icahn Partners and its advisors, we have taken a number of important steps. As we announced on February 17th, the Company has:

•	expanded its share repurchase program to $20 billion through the end of 2007;
•	begun the process of adding two new independent directors to the Board by July 31, 2006; and
•	committed to reducing costs by a total of $1 billion against planned expenses by the end of 2007 and to continuing a dialogue with Icahn Partners.

Also, on February 17th, Icahn Partners announced that it has abandoned plans to propose its own nominees for election to Time Warner’s Board at the Company’s 2006 annual meeting of stockholders.

Your Company’s Board and management remain dedicated to exploring a variety of strategic options to maximize shareholder value. As we do so, the Company will continue to execute its strategy of focusing on businesses with attractive growth prospects, managing those businesses to stay atop their industries, and allocating our financial resources in a disciplined manner to deliver sustained growth to our stockholders.

We will also continue our dialogue with the Company’s owners. If you are planning to attend the annual meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling (866) 356-3366 or via the Internet at www.timewarner.com/registration2006 by Wednesday, May 17, 2006. If you are unable to attend the meeting, it will be audiocast live on the Internet at www.timewarner.com/annualmeetingmaterials.

I look forward to greeting those of you who are able to attend the annual meeting in Atlanta.

Sincerely,

Richard D. Parsons

Chairman of the Board

and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE, INTERNET OR MAIL.

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held on Friday, May 19, 2006 at 10:00 am (local time). The meeting will take place at:

Georgia World Congress Center

Georgia Ballroom

Building C, Level 3

Atlanta, Georgia

(see directions on back cover)

The purposes of the meeting are:

1.	To elect 11 directors for a term of one year, and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2006;

3.	To consider and approve the Time Warner Inc. 2006 Stock Incentive Plan;

4.	To consider and vote on the stockholder proposals described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting.

The close of business of March 24, 2006 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s common stock and series common stock as of the record date are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at (866) 356-3366 or by Internet at www.timewarner.com/registration2006. The annual meeting will start promptly at 10:00 am. To avoid disruption, admission may be limited once the meeting begins.

TIME WARNER INC.

PAUL F. WASHINGTON

Secretary

April 4, 2006

TIME WARNER INC.

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Friday, May 19, 2006, in Atlanta, Georgia in the Georgia World Congress Center, Georgia Ballroom, Building C, Level 3, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should follow the directions provided on the back cover of the Proxy Statement.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April 6, 2006 to stockholders entitled to vote at the Annual Meeting. For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2005, has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2006; FOR approval of the Time Warner Inc. 2006 Stock Incentive Plan; and AGAINST the stockholder proposals described in this Proxy Statement.

CORPORATE GOVERNANCE

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Company’s Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

For a number of years, the Board has devoted substantial attention to the subject of corporate governance. For example, over four years ago, the Nominating and Governance Committee of the Board, with the assistance of outside corporate governance advisors, began work on developing a Corporate Governance Policy. The Board first adopted this Policy in January 2002 and has refined it from time to time since then. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate.

Similarly, before regular executive sessions became regulatory requirements, the Board of Directors began holding these sessions without management present, conducted examinations of management’s and the Board’s performance, adopted a code of conduct for employees, and enacted a set of ethics guidelines specifically for outside directors. The Board of Directors has engaged in a regular process of reviewing its corporate governance practices, including comparing its practices with those recommended by various corporate governance authorities, the expectations of the Company’s stockholders, and the practices of other leading public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”), and the rules and listing standards of the New York Stock Exchange (“NYSE”).

In 2006, the Board took a number of additional steps to enhance the Company’s corporate governance practices. As discussed in greater detail below, the Board amended the Company’s By-laws to provide a clear and timely process for the Board to address a “majority-withheld” vote in an uncontested election for director. The Board formally designated a Lead Independent Director and has codified the responsibilities of that position in its Corporate Governance Policy. The Board also amended its Corporate Governance Policy to formalize its emergency succession plan for the Chief Executive Officer position. Finally, the Board amended the Audit and Finance Committee Charter to codify, in greater detail, certain responsibilities of the Company’s Internal Audit function.

During 2006, the Board also has been considering changes to the Company’s Restated Certificate of Incorporation and By-laws regarding the vote required for stockholders to amend the Company’s By-laws. Currently, a majority of the Board can amend the By-laws and, pursuant to the Company’s Restated Certificate of Incorporation and By-laws, the affirmative vote of 80% or more of the combined voting power of all classes and series of capital stock entitled generally to vote in the election of directors, voting as a class, is required for stockholders to amend the Company’s By-laws. After due consideration of the matter, including discussions with stockholders, the Board has determined that it will present a proposal for consideration at the 2007 annual meeting of stockholders to amend the Company’s Restated Certificate of Incorporation to eliminate the current super-majority voting standard for amending the Company’s By-laws and to replace it with a majority-vote standard under which a majority of the combined voting power of all classes and series of capital stock entitled generally to vote in the election of directors, voting as a class, would be able to amend the Company’s By-laws. The Board also would amend the By-laws to provide for the same majority-vote requirement.

Information on the Company’s corporate governance is available to the public under both “Corporate Governance” at www.timewarner.com/governance and “Investor Relations” at www.timewarner.com/investors on the Company’s website. The information on the website includes: the Company’s By-laws, its Corporate Governance Policy, the charters of the Board’s three standing committees, and the Company’s codes of conduct. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

The remainder of this section of the Proxy Statement summarizes the key features of Time Warner’s corporate governance practices:

Board Size

The Board of Directors has adopted a policy that its size should generally be in the range of 12 to 16 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing Time Warner’s businesses. While the Board is currently proposing 11 directors for election at the Annual Meeting, it plans to add at least two new independent directors by July 31, 2006, which would bring the size of the Board to at least 13 members.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent” – a requirement that Time Warner fully supports and, indeed, is committed to exceeding – independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition.    As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.    Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Commitment to Time Warner and its Stockholders.    Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.    Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than five other public company boards.

Additional Criteria for Incumbent Directors.    During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its businesses; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.    As part of its annual assessment of the Board’s current composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2007 annual stockholders meeting.

•

Professional Experience.    New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a major corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a major corporation (or a comparable position in the government or non-profit sector); or (iii) a high-level position and expertise in one of the following areas – consumer technology, media and communications, or international business and relations.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a major public corporation.

Independence.    In addition to the foregoing criteria, the Board of Directors and Nominating and Governance Committee have established a policy that a majority of the directors, and all new directors, must satisfy the requirements to be an “independent” member of the Board. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that 11 of the 14 current directors (or 79% of the Board), and 9 of the 11 nominees for director (or 82% of the Board), are independent in accordance with the Company’s criteria. The Board applies the following NYSE criteria in making its independence determinations:

•	No Material Relationship. The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•	Employment. The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•	Other Compensation. The director or immediate family member must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not be a current partner or employee of the Company’s internal or external auditor and the director’s immediate family member must not be a current employee of such auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditor. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

•	Interlocking Directorships. During the past three years, the director or immediate family member cannot have been employed as an executive officer by another entity where one of Time Warner’s current executive officers served at the same time on the compensation committee.

•

Business Transactions.    The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•	Additional Categorical Criteria. In addition to applying the NYSE requirements summarized above, the Board has also developed the following categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence:

➢	Charitable Contributions. Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

➢	Employment and Benefits. The employment by the Company of a member of a director’s family shall generally be deemed not to create a material relationship, unless such employment (i) is of the type set forth above under “Employment” and “Other Compensation” or (ii) involves employment at a salary of more than $50,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment shall generally be deemed not to create a material relationship.

➢	Other Transactions. Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless (i) they are of the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an employee or substantial owner of the other entity and such transactions represent more than 5% of the Company’s annual consolidated gross revenues; or (iv) they occurred within the last three years and the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than 5% of the Company’s annual consolidated gross revenues.

➢

Interlocking Directorships.    Service by an employee of the Company or one of its consolidated subsidiaries as a director of an entity where a director, or a director’s immediate family member, serves as an executive officer shall generally be deemed not to create a material relationship unless the

Company employee (i) is an executive officer of the Company; (ii) reports directly to the Board; or (iii) has annual compensation that is approved by the Board’s Compensation and Human Development Committee.

•	Independent Judgment. Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation – whether with the Company or another entity – that would interfere with the exercise of independent judgment.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.    The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•	Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the By-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Nominating and Governance Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.    Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Procedures for Submitting Stockholder Proposals — Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.    Stockholders may choose to

submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Procedures for Submitting Stockholder Proposals — Procedures for Submitting Director Recommendations and Nominations.”

Director Elections.    The Company’s By-laws provide a procedure for the Board of Directors to follow in the event a nominee for election as a director in an uncontested election receives more “withhold” votes than “for” votes. Under this procedure, if a nominee (whether a new or incumbent director) in an uncontested election receives a “majority-withheld” vote, he or she must submit an offer to resign from the Board no later than two weeks after the certification by the Company of the voting results. The Board will then consider the resignation offer and may either accept the offer or reject the resignation offer and seek to address the underlying cause(s) of the withhold votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer. This procedure also provides that the Chairman of the Nominating and Governance Committee has the authority to manage the Board’s review of the resignation offer, except in the circumstance in which it is the Chairman of the Nominating and Governance Committee who has received the majority-withheld vote. In such a circumstance, the remaining independent directors who did not receive the majority-withheld vote would select a director to manage the process.

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. As part of the Board’s review of the Company’s strategy, the Board evaluates the Company’s businesses and determines whether, in its view, stockholder value would be enhanced by expanding, divesting or otherwise restructuring the ownership of any of these businesses. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors not only holds regular quarterly meetings, but also holds at least three special-purpose meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s annual proxy statement and financial filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the Independent Directors (as defined below) meet together without any other directors or management present at least twice a year. Any director may request additional executive sessions.

These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit and Finance Committee Chair would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Nominating and Governance Committee presides. By a majority vote, the Board, non-employee directors, or independent directors may retain their own counsel or other advisors.

Lead Independent Director

The Company’s Corporate Governance Policy provides that, unless the Board of Direc -

tors determines otherwise, the Chairman of the Nominating and Governance Committee will be the “Lead Independent Director.” The Lead Independent Director has responsibilities including presiding at executive sessions of the Board (see “Board Meetings and Executive Sessions” above) and serving as the liaison between the Chairman and the other Directors (including in connection with the Board’s self-evaluation and its evaluation of the Chairman and the CEO). In addition, the Lead Independent Director’s responsibilities include: managing the Board’s process in the event a Director candidate receives a majority-withhold vote; advising the Chairman of the Board with respect to the schedule, agenda and information for Board meetings (including possessing the ability to include specific items on those agendas); advising the Chairman of the Board with respect to consultants who may report directly to the Board; and being available, as appropriate, for communication with the Company’s stockholders.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Compensation and Human Development Committee and the Nominating and Governance Committee.

Each committee is composed entirely of Independent Directors (as defined below). The Chair of each committee is elected by the Board and rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, but a brief summary of the committees’ responsibilities follows:

Audit and Finance Committee.    The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Company’s compliance program, internal controls, and risk management.

Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) CEO performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, and (viii) stockholder proposals and communications.

Compensation and Human Development Committee.    The Compensation and Human- Development Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation, (iii) reviewing the Company’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, and (v) overseeing the Company’s human development programs designed to attract, retain, develop, and motivate the Company’s employees.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives and the heads of its business groups make presentations to the Board regarding their respective areas. Moreover, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every two years (completed most recently in January 2005), the Nominating and Governance Committee reviews the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that the majority of non- employee directors’ compensation should be equity-based. (For details on the compensation currently provided to non-employee directors, please see “Compensation — Director Compensation.”)

It is also the Board’s policy that non-employee directors are encouraged to own the Company’s stock. Non-employee directors are expected to own at least 5,000 shares of the Company’s stock within three years of joining the Board. Additionally, in January 2003, the Board of Directors adopted a policy requiring non-employee directors to retain for a period of at least one year shares of Company common stock representing at least 75% of the estimated after-tax gain realized upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock. (For purposes of this calculation, the tax rate is deemed to be 50%.)

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarner.com/governance.

Standards of Business Conduct.    The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Senior Executives and Senior Financial Officers.    The Company’s Code of Ethics for Senior Executives and Senior Financial Officers applies to certain executive officers of the Company, including the Company’s Chief Executive Officer, Group Chairmen, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.    The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Governance — Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The By-laws require a majority of the Board to be independent, but the Board’s objective is that a substantial majority of its members be independent. The Board of Directors has determined that 9 of the 11 director nominees (82%) have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the New York Stock Exchange and the Company’s more rigorous independence standards (such directors, the “Independent Directors,” and all other directors, the “Affiliated Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board. The biographical information below identifies the Independent Directors and Affiliated Directors.

Set forth below are the principal occupation and certain other information, as of March 31, 2006, for the 11 nominees, each of whom currently serves as a director. To the extent that any of the current directors previously served as a director of either AOL LLC (formerly named America Online, Inc.) (“AOL” or “America Online”) or the company then known as Time Warner Inc. (“Historic TW”) prior to their merger (the “AOL-Historic TW Merger”) on January 11, 2001 (the “Merger Date”), this prior service is included in the information set forth below.

Nominees for Election at the Annual Meeting

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
James L. Barksdale 2001	63

•      Chairman and President of Barksdale Management Corporation, a private investment management company. He is also a partner and co-founder of The Barksdale Group – April 1999 to present.

•      Prior Professional Experience: Previously, Mr. Barksdale served in the following positions:

•         President and CEO, Netscape Communications Corp. – 1995 to 1999 (when it was acquired by America Online).

•         Chief Executive Officer, AT&T Wireless Services (formerly McCaw Cellular Communications) – 1993 to 1994.

•         Executive Vice President and Chief Operating Officer, Federal Express Corporation – 1983 to 1992.

•         Chief Information Officer, Federal Express Corporation – 1979 to 1983.

•         Chief Information Officer and other management positions, Cook Industries – 1972 to 1979.

•      Company Directorship: Mr. Barksdale is an Independent Director. He was a Director of America Online from March 1999 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Barksdale serves on the boards of FedEx Corporation and Sun Microsystems, Inc. He also serves as a special advisor to Kleiner Perkins Caufield & Byers, a venture capital firm.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Stephen F. Bollenbach 2001	63

•      Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation – May 2004 to present.

•      Prior Professional Experience: Previously, Mr. Bollenbach served in the following positions:

•         President and Chief Executive Officer, Hilton Hotels Corporation – 1996 to 2004.

•         Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company –1995 to 1996.

•         President and Chief Executive Officer, Host Marriott Corporation – 1993 to 1995.

•         Chief Financial Officer, Marriott Corp. – 1992 to 1993.

•      Company Directorship: Mr. Bollenbach is an Independent Director. He was a Director of Historic TW from 1997 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Bollenbach serves as a director of Harrah’s Entertainment, Inc. and Hilton Hotels Corporation

Frank J. Caufield 2001	66

•      Co-Founder and General Partner of Kleiner Perkins Caufield & Byers (KPCB) – 1978 to present. KPCB is one of the largest venture capital firms in the U.S.

•      Prior Professional Experience: Previously, Mr. Caufield served as General Partner and Manager, Oak Grove Ventures, a venture capital partnership in Menlo Park, California – 1973 to 1978.

•      Company Directorship: Mr. Caufield is an Independent Director. He was a Director of America Online from 1991 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Caufield serves as a director of JER Investors Trust Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Robert C. Clark 2004	62

•     Distinguished Service Professor at Harvard University – July 2003 to present. His research and teaching interests are centered on corporate governance.

•     Prior Professional Experience: Previously, Mr. Clark served in the following positions:

•        Dean and Royall Professor of Law, Harvard Law School – 1989 to 2003.

•        Professor, Harvard Law School – 1978 to 2003. Concentrated on corporate law; author of Corporate Law.

•        Professor, Yale Law School – 1974 to 1978.

•        Associate, Ropes & Gray – 1972 to 1974. Practice involved commercial and corporate law.

•     Company Directorship: Mr. Clark is an Independent Director. He has been a Director of the Company since January 2004.

•     Other Directorships: Mr. Clark is a director of Collins & Aikman Corporation and Omnicom Group, Inc. He is also a trustee of TIAA, a leading pension fund serving the higher education community.

Jessica P. Einhorn 2005	58

•     Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University – June 2002 to present.

•     Prior Professional Experience: Previously, Ms. Einhorn served in the following positions:

•        Consultant, Clark & Weinstock, a strategic communications and public affairs consulting firm – 2000 to 2002.

•        Visiting fellow, International Monetary Fund – 1998 to 1999.

•        Executive positions at The World Bank, an international economic development organization – 1978 to 1979 and 1981 to 1999, including Managing Director for Finance and Resource Mobilization – 1996 to 1998.

•     Company Directorship: Ms. Einhorn is an Independent Director. She has been a Director of the Company since May 2005.

•     Other Directorships: Ms. Einhorn serves as chair of the global advisory board of J.E. Robert Companies. She is also a trustee for the Rockefeller Brothers Fund and a director of the Institute for International Economics, the Center for Global Development, and the National Bureau of Economic Research.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Reuben Mark 2001	67

•      Chairman and Chief Executive Officer of Colgate-Palmolive Company – May 1986 to present.

•      Prior Professional Experience: Previously, Mr. Mark served in the following positions:

•         Chief Executive Officer, Colgate-Palmolive Company – 1984 to 1986.

•         Executive positions at Colgate-Palmolive, including President and Chief Operating Officer; Group Vice President in charge of U.S. operations; Vice President for the Far East; President of
Colgate-Canada; and President of Colgate’s Venezuelan subsidiary – 1963 to 1984.

•         Company Directorship: Mr. Mark is an Independent Director. He was a Director of Historic TW from 1993 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•         Other Directorships: Mr. Mark is a member of the Board of Directors of Cabela’s Incorporated, Colgate-Palmolive and Pearson plc. He has advised Time Warner that prior to its annual stockholders meeting in 2006, he will reduce his board memberships to two in addition to his membership on the board of Colgate-Palmolive Company.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Michael A. Miles 2001	66

•         Special Limited Partner, Forstmann Little &

          Company – February 1995 to present.

•         Prior Professional Experience: Previously, Mr. Miles

          served in the following positions:

•         Chairman of the Board and Chief Executive

          Officer of Philip Morris Companies Inc. (now

          named Altria Group, Inc.) – 1991 to 1994.

•         Vice Chairman and a member of the Board of

          Directors of Philip Morris Companies Inc. and

          Chairman and Chief Executive Officer of Kraft

          Foods, Inc. – 1989 to 1991. Previously served as

          Kraft Foods’ President and Chief Executive

          Officer, and President and Chief Operating

          Officer – 1982 to 1991.

•         Executive positions at Heublein, Inc., including

          Senior Vice President of Foods and Chairman of

          Kentucky Fried Chicken Corporation (KFC)

          Worldwide; Senior Vice President of Marketing

          for its Kentucky Fried Chicken subsidiary; Vice

          President and General Manager of Heublein’s

          Grocery Products Group; Group Vice President of

          Heublein’s international operations – 1971 to

          1982.

•         Executive positions at Leo Burnett Co., a

          Chicago-based advertising agency – 1961 to

          1971.

•         Company Directorship: Mr. Miles is an Independent Director. He was a Director of Historic TW from 1995 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•         Other Directorships: Mr. Miles is a member of the   Board of Directors of AMR Corporation, Citadel   Broadcasting Corporation, Dell Inc. and Sears   Holdings Corporation.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Kenneth J. Novack 2001	64

•         Senior Counsel, Mintz, Levin, Cohn, Ferris,

          Glovsky and Popeo, PC, a Boston-based law firm –

          January 2004 to present.

•         Prior Professional Experience: Previously, Mr. Novack

          served in the following positions:

•         Vice Chairman of the Company – from the

          AOL-Historic TW Merger in January 2001 to

          December 2003.

•         Vice Chairman, America Online – May 1998 to

          the AOL-Historic TW Merger in January 2001.

•         Of Counsel, Mintz, Levin, Cohn, Ferris, Glovsky

          and Popeo, PC – 1998 to 2001.

•         Attorney, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC – 1966 to 1998, served on its executive committee from 1970 to 1998 retirement.

•         Company Directorship: Mr. Novack is an Affiliated Director. He was a Director of America Online from January 2000 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•         Other Directorships: Mr. Novack is a member of the Board of Directors of Appleton Partners, Inc., BBN Technologies, Inc. and Paratek Pharmaceuticals, Inc. and is an Advisory Director for Gordon Brothers Group. He is also Special Advisor to General Catalyst Partners, a private equity firm.

Richard D. Parsons 2001	57

•         Chairman of the Board and Chief Executive Officer

          of the Company – May 2003 to present.

•         Prior Professional Experience: Previously, Mr. Parsons

          served in the following positions:

•         Chief Executive Officer of the Company – May

          2002 to May 2003.

•         Co-Chief Operating Officer of the Company –

          Merger Date to May 2002.

•         President, Historic TW – February 1995 to the

          Merger Date.

•         Chairman and Chief Executive Officer, The Dime

          Savings Bank of New York, FSB – January 1991

          to February 1995.

•         Company Directorship: Mr. Parsons is an Affiliated

          Director. He was a director of Historic TW from 1991

          until the AOL-Historic TW Merger in January 2001,

          and has been a Director of the Company since that date.

		• Other Directorships: Citigroup and Estee Lauder Companies, Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Francis T. Vincent, Jr. 2001	67

•         Chairman, Vincent Enterprises (private

          investments) – January 1995 to present.

•         Prior Professional Experience: Previously, Mr. Vincent

          served in the following positions:

•         Commissioner of Major League Baseball – 1989

          to 1992, and Deputy Commissioner of Major

          League Baseball – 1989.

•         Executive positions at The Coca-Cola Company,

          including responsibility for all of its entertainment

          activities – 1982 to 1988, and Chairman and CEO

          of The Coca-Cola Company’s Entertainment

          Business Sector (following the acquisition of

          Columbia Pictures Industries, Inc.) – 1982 to

          1988.

•         President and Chief Executive Officer, Columbia

          Pictures Industries, Inc. – 1978 to 1988.

•         Associate Director of the Division of Corporation

          Finance of the U.S. Securities and Exchange

          Commission – 1978.

•         Company Directorship: Mr. Vincent is an

          Independent Director. He was a Director of Historic

          TW from 1993 until the AOL-Historic TW Merger

          in January 2001, and has been a Director of the

          Company since that date.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Deborah C. Wright 2005	48

•         Chairman, President and Chief Executive Officer of

          Carver Bancorp, Inc. and Carver Federal Savings

          Bank – February 2005 to present. Carver Bancorp,

          Inc. is the holding company for Carver Federal

          Savings Bank, a federally chartered savings bank.

•         Prior Professional Experience: Previously, Ms. Wright

          served in the following positions:

•         President and Chief Executive Officer of Carver

          Bancorp, Inc. and Carver Federal Savings Bank –

          1999 to 2005.

•         President and Chief Executive Officer of the

          Upper Manhattan Empowerment Zone

          Development Corporation, a redevelopment

          fund – 1996 to 1999.

•         Commissioner of the Department of Housing Preservation and Development – 1994 to 1996.

•         Member of the New York City Planning

          Commission – 1992 to 1994, and served on the

          New York City Housing Authority Board – 1990

          to 1992.

•         Company Directorship: Ms. Wright is an Independent

          Director. She has been a Director of the Company

          since May 2005.

•         Other Directorships: Ms. Wright is a member of the

          Board of Directors of Carver Bancorp and Kraft Foods

          Inc.

Attendance

During 2005, the Board of Directors met 12 times. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. All of the then-serving directors, except two, attended the 2005 Annual Meeting.

Committee Membership

The Company’s By-laws currently establish three principal standing committees of the Board. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Compensation and Human Development Committee.    The members of the Compensation and Human Development Committee are Messrs. Caufield, Miles (Chair) and Vincent and Ms. Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Compensation and Human Development Committee, which met eight times during 2005, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com/governance.

Nominating and Governance Committee. The members of the Nominating and Governance Committee are Messrs. Caufield and Clark, Ms. Einhorn and Ambassador Hills (Chair), each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Nominating and Governance Committee, which met six times during 2005, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com/governance.

Audit and Finance Committee.    The members of the Audit and Finance Committee are Messrs. Bollenbach (Chair), Clark, Mark and Vincent and Ms. Einhorn and Ms. Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The Board has determined that each of the members of the Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of Messrs. Bollenbach, Clark, Mark and Vincent and Ms. Wright is an “audit committee financial expert” as defined under SEC rules. The authority and responsibility of the Audit and Finance Committee, which met nine times during 2005, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com/governance and was attached to the Company’s proxy statement in 2004.

In addition, in 2003, the Board of Directors established a Demand Committee to address a formal investigative demand made on behalf of two stockholders in connection with a potential stockholder derivative lawsuit. The members of the Demand Committee are Messrs. Mark and Miles (Chair) and Ambassador Hills, each of whom is an Independent Director.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth as of January 31, 2006 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table below and for all current directors and executive officers as a group, information concerning the beneficial ownership of the Company’s common stock, par value $.01 per share (“Common Stock”).

	Common Stock Beneficially Owned(1)
Name	Number of Shares	Option Shares(2)	Percent of Class
James L. Barksdale(3)	495,619	88,000	*
Jeffrey L. Bewkes(9)	1,045,368	5,193,750	*
Stephen F. Bollenbach	14,224	106,000	*
Paul T. Cappuccio(9)	96,470	2,793,750	*
Frank J. Caufield	222,507	968,000	*
Robert C. Clark	7,988	4,000	*
Jessica P. Einhorn	0	0	*
Miles R. Gilburne	259,537	2,008,000	*
Carla A. Hills	25,576	110,500	*
Don Logan (4)	425,486	5,283,754	*
Reuben Mark	1,047,776	110,500	*
Michael A. Miles	53,317	110,500	*
Kenneth J. Novack(5)	34,329	5,859,602	*
Wayne H. Pace(9)	173,045	1,416,213	*
Richard D. Parsons(6)(9)	638,742	7,212,500	*
R. E. Turner(7)	32,272,578	8,906,000	*
Francis T. Vincent, Jr.(8)	79,427	101,500	*
Deborah C. Wright	1,000	0	*
All current directors and executive officers (21 persons) as a group(2)(3)(5)-(9)	36,628,919	36,949,084	1.63%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on January 31, 2006.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of January 31, 2006, the only equity securities of the Company beneficially owned by the named persons or group were shares of Common Stock and options to purchase Common Stock. In addition, under the Company’s deferred compensation programs, described below, a participant can elect to have the value of the deferred amounts ultimately paid out determined based on an assumed investment in the Company’s Common Stock. As described below, the participants do not have any right to vote or receive Common Stock in connection with these assumed investments, and are ultimately paid in cash, but the assumed investments of the deferred amounts do represent an economic interest in Common Stock. The following share equivalents, or “phantom units,” have been credited to the following individuals under the deferred compensation programs: Mr. Bewkes, 55,435 share equivalents; Mr. Bollenbach, 12,331 share equivalents; Mr. Gilburne, 12,331 share equivalents; Mr. Mark, 8,736 share equivalents; Mr. Miles, 8,736 share equivalents; and Mr. Parsons, 101,983 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on January 31, 2006, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.” Includes 11,229 stock options that Mr. Caufield transferred to a grantor retained annuity trust for the benefit of members of his family.

(3)	Includes 1,200 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner and 6,450 shares of Common Stock held by a trust of which Mr. Barksdale is the sole trustee and beneficiary.

(4)	Mr. Logan retired from the position of Chairman, Media and Communications Group effective the end of December 31, 2005. Includes 84,065 shares of Common Stock held by a trust under the Time Warner Savings Plan.

(5)	Includes 375 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Novack’s children, one of whom is a minor, and 525 shares of Common Stock held by the Novack Family Foundation of which Mr. Novack and his wife are two of nine trustees. Mr. Novack disclaims beneficial ownership of shares held by the trust and the Novack Family Foundation.

(6)	Includes 200 shares of Common Stock held by Mr. Parsons’ wife and 2,000 shares of Common Stock held by The Parsons Family Foundation, Inc. of which Mr. Parsons is one of five directors. Mr. Parsons disclaims beneficial ownership of shares held by his wife and The Parsons Family Foundation, Inc.

(7)	Includes (a) 2,292,514 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (b) 28,020,442 shares of Common Stock held by a limited partnership over which Mr. Turner has sole voting and dispositive control and (c) 251,501 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of seven trustees. Mr. Turner disclaims beneficial ownership of shares held by the Turner Foundation, Inc.

(8)	Includes 1,650 shares of Common Stock held by Mr. Vincent’s wife. Mr. Vincent disclaims beneficial ownership of shares held by his wife.

(9)	Includes (a) an aggregate of approximately 108,532 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of current directors and executive officers of the Company (including 94,368 shares for Mr. Bewkes, 691 shares for Mr. Cappuccio, 745 shares for Mr. Pace and 1,253 shares for Mr. Parsons), (b) an aggregate of 19,730 shares of Common Stock beneficially owned by certain relatives of such persons and (c) an aggregate of 11,229 stock options that have been transferred to entities for the benefit of relatives of such persons.

Security Ownership of Certain Beneficial Owners

Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock or Series LMCN-V Common Stock, par value $.01 per share (“Series LMCN-V Stock”), and, unless otherwise indicated, is based on information provided to the Company as of January 31, 2006 by the beneficial owner.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class	Percent of Voting Power
Series LMCN-V Stock
Liberty Media Corporation(1)	171,185,826	100.0	*
12300 Liberty Boulevard
Englewood, CO 80112

*	Less than 1%

(1)	Consists of shares beneficially owned by Liberty Media Corporation (“Liberty”) through its direct and indirect subsidiaries. Under certain circumstances, each share of Series LMCN-V Stock is convertible by Liberty into one share of Common Stock; such circumstances are not currently present. Each share of Series LMCN-V Stock currently has 1/100 of a vote with respect to the election of directors and class voting rights on limited other matters. As of January 31, 2006, 83,940,790 shares of Series LMCN-V Stock had been converted into Common Stock in connection with a stock loan arrangement entered into between Liberty and a third party. Because Liberty can cause the third party to return the loaned shares to Liberty at any time, the converted shares of Series LMCN-V Stock are still deemed beneficially owned by Liberty and such shares will be converted back into shares of Series LMCN-V Stock upon return to Liberty. Liberty has no right to vote or direct the voting of the loaned Common Stock and may not directly or indirectly influence or attempt to influence its voting.

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee (the “Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent auditor, as well as the evaluation of the independent auditor’s qualifications, performance and independence; (ii) the appointment and oversight of the Company’s chief audit executive and the Company’s internal audit function; (iii) oversight of the Company’s ethics and compliance program; (iv) oversight of the Company’s response to any regulatory actions involving financial, accounting and internal control matters; (v) oversight of the Company’s risk management policies and processes; and (vi) review of the Company’s earnings press releases, financial statements, and systems of disclosure controls and procedures and internal control over financial reporting.

To assist it in fulfilling its oversight and other duties, the Committee has retained outside counsel. In addition, the Committee regularly meets separately with the internal auditor, the independent auditor, management, in-house counsel and the Committee’s outside counsel.

Independent Auditor and Internal Audit Matters. The Committee has discussed with the Company’s independent auditor its plan for the audit of the Company’s annual consolidated financial statements, including the independent auditor’s evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2005, the Committee met regularly with the independent auditor, with and without management present, to discuss the results of its audits and reviews, as well as its evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any of the non-audit services described below under “Fees of Accountants” is compatible with maintaining their independence. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for 2006, and the Board concurred in its appointment.

The Committee has also reviewed and approved the annual Internal Audit Plan and has met regularly with the chief audit executive, with and without management present, to review and discuss the Internal Audit reports, including reports relating to operational, financial and compliance matters.

Ethics and Compliance Matters. As reported previously, the accounting and financial disclosure practices of the Company had been the subject of investigations by the Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”). As announced on December 15, 2004, the Company and its subsidiary, America Online, reached a definitive agreement with the DOJ that resolved the DOJ’s investigation of the Company. In addition, on March 21, 2005, the Company announced that the SEC approved the Company’s proposed settlement, which resolved the SEC’s investigation of the Company. During the course of these investigations, the Committee exercised oversight of the Company’s responses thereto and will oversee the Company’s compliance with the terms of the settlements.

The Committee also exercises oversight of pending stockholder litigation (which is discussed in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005). In connection with the consolidated securities class actions, the Company has reached an agreement with the lead plaintiff to settle those cases and, as of March 31, 2006, the parties were awaiting final approval of that settlement from the Court. In addition, in connection with the 11 shareholder derivative actions filed against the Company, the parties have reached an understanding to resolve these matters, subject to definitive documentation and necessary court approvals.

The Committee has reviewed and discussed with management the Company’s ongoing efforts to sustain and enhance its ethics and compliance program to ensure that the program promotes an organizational culture that encourages ethical conduct and a commitment to compliance with the law. The Committee has regularly received reports from management concerning the Company’s ethics and compliance program, as well as reports on specific ethics and compliance matters. For example, the Committee has reviewed and recommended that the Board of Directors approve the Company’s Standards of Business Conduct, which forms the cornerstone of the Company’s ethics and compliance program. The Committee has also overseen other initiatives in this area, including specific programs relating to compliance with Section 307 of the Sarbanes-Oxley Act of 2002 and the Foreign Corrupt Practices Act.

Financial Statements as of December 31, 2005. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s year-end financial statements, the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. The Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements to U.S. generally accepted accounting principles and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Members of the Audit and Finance Committee

Stephen F. Bollenbach (Chair)

Robert C. Clark

Jessica P. Einhorn

Reuben Mark

Francis T. Vincent, Jr.

Deborah C. Wright

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company; (ii) would place the independent auditors in the position of auditing its own work; (iii) would result in the independent auditors acting in the role of management or as an employee of the Company; or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report his pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Policy by requiring management, pursuant to the Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to ensure compliance with the Policy.

Services Provided by the Independent Auditors

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. Accordingly, the Audit and Finance Committee has appointed Ernst & Young LLP (“E&Y”) to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit and Finance Committee (or its Chair) of all services provided by E&Y. These pre-approval procedures are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Auditors.”

The aggregate fees billed by E&Y to the Company for the years ended December 31, 2005 and 2004 are as follows:

Fees of Accountants

	2005	2004
Audit Fees(1)	$24,271,000	$23,657,000
Audit-Related Fees(2)	4,668,000	3,060,000
Tax Fees(3)	2,877,000	3,264,000
All Other Fees(4)	—	2,000

Total Fees for Services Provided	$31,816,000	$29,983,000

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements (2004 amounts have been updated to include $1.5 million in fees related to 2004 audit services for which fees were finalized subsequent to the filing of the 2005 proxy statement); (b) the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies; (d) international statutory audits; (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters; and (f) audit procedures related to the restatement of prior years’ financial statements.

(2)	Audit-Related Fees were principally for services related to (a) closing balance sheet audits for asset dispositions; (b) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements; (c) information system controls reviews; (d) audits of employee benefit plans; and (e) due diligence services pertaining to potential acquisitions.

(3)	Tax Fees were for services related to (a) tax compliance; (b) tax planning and tax advice; and (c) expatriate tax services.

(4)	All Other Fees for 2004 were for limited corporate secretarial services for certain international subsidiaries, which have been assigned to other service providers, and All Other Fees for 2004 would have included $5,300 for certain expatriate-related services, except that no fees were charged or paid for such services because they had not been pre-approved by the Company’s Audit and Finance Committee. During 2004 and 2005, the Company utilized an E&Y software application for the administration of data related to expatriate employees. Such services were not pre-approved by the Audit and Finance Committee. No fees were billed or paid for such services in either period. The licensing arrangement for this software application is no longer in effect.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees presented above was approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

During 2005, E&Y notified the Company that its South Africa affiliate had performed services from 2001 through 2004 for a Company affiliate that are not permitted under SEC auditor independence rules. The services involved serving as the registered office for the affiliate of the Company, and included the maintenance of the affiliate’s records and the deposit of the affiliate’s funds into an E&Y-linked bank account. Both the amount of the funds handled in the account and the fees paid to the E&Y affiliate in connection with those services were de minimis.

The Audit and Finance Committee and E&Y have discussed E&Y’s independence with respect to the Company in light of the foregoing facts. E&Y has confirmed to the Audit and Finance Committee that it is independent under applicable standards. The Audit and Finance Committee has concurred that there has been no impairment of E&Y’s independence. In making this determination the Audit and Finance Committee considered, among other things, the de minimis amount of both the funds and fees involved, and that the operations conducted at the location involved were not material to the consolidated financial statements of the Company.

COMPENSATION

Director Compensation

As part of its regular biennial review of director compensation, in January 2005, the Company’s Board of Directors approved changes to the annual compensation paid to the Company’s non-employee directors. These changes took effect in connection with the 2005 Annual Meeting of Stockholders. The compensation is designed to comply with the guidelines set forth in the Company’s Corporate Governance Policy, which provide that non-employee director compensation should be largely equity-based and set at approximately the 75th percentile of the Company’s peer groups. Consistent with these criteria and following consultation with an outside compensation advisor, the Board approved a total annual director compensation package consisting of (i) a cash retainer of $100,000, (ii) options to purchase 8,000 shares of Common Stock, as provided in the TW 1999 Plan (as defined below), and (iii) an award of restricted stock units valued at $75,000 under the Directors’ Restricted Stock Units Plan (as defined below), representing the Company’s contingent obligation to deliver the designated number of shares of Common Stock upon completion of the vesting period. From 2003 through the 2005 Annual Meeting of Stockholders, each non-employee director received a balanced mix of compensation, including a cash retainer, stock options and restricted stock, with a majority of this compensation equity-based.

No additional compensation is paid for service as a committee chair or member or for attendance at meetings of the Board or a Board committee. Mr. Parsons, who is the only director who is also an officer of or employed by the Company or any of its subsidiaries, does not receive any additional compensation for his Board activities.

To provide for greater consistency in the compensation of non-employee directors, as part of its biennial review, the Board also addressed the compensation for directors who join the Board of Directors at a time other than in connection with an annual meeting of stockholders. In general, for directors who join the Board less than six months prior to the Company’s next annual meeting of stockholders, the policy will be to increase the stock option grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Each non-employee director elected at the 2005 annual meeting of stockholders received the following compensation for 2005:

Cash Retainer.    Each non-employee director received an annual cash retainer of $100,000, unless the director elected to defer receipt of all or part of the retainer pursuant to the Company’s deferred compensation plan for non-employee directors described below.

Options.    Under the Time Warner Inc. 1999 Stock Plan (the “TW 1999 Plan”), each non-employee director (who has served for at least six months) received an annual grant of options to purchase 8,000 shares of Common Stock on the date following the annual meeting of stockholders of the Company. Pursuant to the TW 1999 Plan, each new non-employee director also received an initial grant of options to purchase 8,000 shares of Common Stock (or such higher number of options as determined by the Compensation and Human Development Committee for recruitment purposes) upon first being elected or appointed to the Board of Directors. All of such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years and will vest in installments of 25% over a four-year period and immediately if the director does not stand for re-election or is not re-elected, unless the Board determines otherwise.

Restricted Stock Units.    Each non-employee director also received an annual award of restricted stock units, representing the Company’s contingent obligation to deliver the designated number of shares of Common Stock upon completion of the vesting period, under the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Units Plan for Non-Employee Directors (the “Directors’ Restricted Stock Units Plan”) with a value on the date of issuance of $75,000. This Plan was approved by the stockholders of Historic TW and was assumed by the Company in connection with the AOL-Historic TW Merger. The restricted stock units will vest and shares of Common Stock will be issued and delivered to the non-employee director (along with any distributions retained by the Company) in equal annual installments on the first four anniversaries generally of the first day of the month in which the restricted stock units were granted. The restricted stock units will vest in full upon the termination of the non-employee director’s service on the Board of Directors on account of (i) retirement either due to mandatory retirement policy or having served five years as a director; (ii) failure to be re-elected by stockholders after nomination; (iii) death or disability; (iv) the occurrence of certain transactions involving a change in control of the Company; and (v) with the approval of the Board of Directors on a case-by-case basis, under certain other designated circumstances. If a non-employee director leaves the Board of Directors for any other reason, then all his or her unvested restricted stock units are forfeited to the Company. During the vesting period, the director does not vote the restricted stock units and may not transfer his or her rights with respect to the restricted stock units. The directors receive dividend equivalents on the restricted stock units in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time that the dividends are paid on outstanding shares of Common Stock. In 2005, each non-employee director received 4,369 restricted stock units under the Directors’ Restricted Stock Units Plan.

Expenses.    Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial transportation services or their own transportation. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in Director education programs.

In addition, during 2005, the Company provided directors with representative samples of the Company’s products, such as magazines, DVDs and other merchandise. The Company also invites directors and their spouses to attend Company-sponsored events, such as film premieres, screenings and cultural events. The Company believes that receiving these products and attending these types of functions serve a business purpose by expanding the directors’ knowledge of the Company’s business, products, services, business partners, and other constituencies. In addition, the Company invites directors and their spouses to attend the Annual Meeting of Stockholders and related events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at such events, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company therefore reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. For the year ended December 31, 2005, the aggregate incremental cost to the Company of these Company products, events and related expenses was substantially less than $10,000 per director (the disclosure threshold under currently proposed regulations).

From time to time, spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from a Board, committee, or stockholder meeting. While the Company generally incurs no additional cost, this travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the estimated taxes incurred in connection with such income.

Retention Guidelines.    In addition, the non-employee directors are required to retain for a period of at least one year shares of Common Stock representing at least 75% of the after-tax gain that the director realizes upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock or restricted stock units (assuming a 50% tax rate for purposes of the calculation). The non-employee directors are subject to this stock retention guideline until one year after they leave the Board. The Board adopted this policy in furtherance of the Company’s governance policy encouraging the directors to have an equity interest in the Company.

Deferred Compensation Plan.    The Company has a deferred compensation plan for non-employee directors. Under this plan, non-employee directors may elect each year to defer payment of 10% to 100% of their cash compensation payable during the next calendar year. During the time that the cash compensation amounts are deferred, each director can elect from the following crediting alternatives to determine the amounts that will be paid: (i) the amount deferred plus annual interest at the prime rate in effect on May 1 plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus dividend equivalents based on any dividends paid by the Company on the Common Stock, and (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. The crediting election can be changed by the director at any time with respect to cash compensation earned after the date of the election. Amounts deferred are payable in cash in a lump sum or in installments, based on the director’s election, as soon as practicable after a director leaves the Board.

Prior Retirement Programs.    The Company does not currently maintain a retirement plan for its non-employee directors. America Online also did not maintain a retirement plan for its non-employee directors. Directors who served as non-employee directors of Historic TW prior to the AOL-Historic TW Merger accrued benefits under two Historic TW plans, as previously disclosed in Historic TW’s proxy statements. Under the terms of Historic TW’s directors’ retirement plan, after leaving the Board each of the following directors will receive an annual payment of $30,000 for the number of years following the director’s name, which reflects the number of years the director served as a non-employee director of Historic TW prior to May 1996, when the plan was frozen: Mr. Miles, 1.5 years; each of Ambassador Hills and Messrs. Mark and Vincent, three years; and Mr. Parsons, four years. Historic TW also had a deferred compensation plan for non-employee directors under which the directors could elect to defer all or a portion of their cash compensation. Amounts deferred under the prior deferred compensation plan are increased based on the seven-year Treasury bond rate or the hypothetical investment of the amounts deferred in shares of Common Stock and any dividends thereon, with the higher valuation of the two used to determine the amount paid upon distribution. Amounts deferred are payable generally upon the director reaching age 70 or ceasing to be a director of the Company for certain enumerated reasons. The Company currently maintains accounts under this plan on behalf of Mr. Bollenbach and Mr. Miles. In addition, as disclosed previously in the Company’s proxy statements, as a result of their past service as executive officers of the Company, each of Messrs. Novack and Turner will receive, or is receiving, retirement benefits under the terms of the Company’s benefit plans.

Executive Compensation

Compensation and Human Development Committee Report on Compensation of Executive Officers of the Company

The Compensation and Human Development Committee of the Board of Directors (the “Compensation Committee” or the

“Committee”) has adopted and furnished the following report on executive compensation. First, this report discusses generally the Compensation Committee’s role in developing, reviewing and approving the compensation philosophy, structure and levels for the Company. Second, the report describes the Committee’s compensation philosophy for providing a compensation package that attracts, retains and motivates executive talent, holds them accountable for performance and aligns their interests with those of the stockholders. Next, the report describes how this philosophy is reflected in the structure and mix of the executives’ short- and long-term compensation. Then the Committee explains in detail how it determined 2005 cash and equity compensation for the Chief Executive Officer and other executive officers of Time Warner.

As noted elsewhere in this Proxy Statement, the Company has devoted substantial attention to the subject of corporate governance, including with respect to the Compensation Committee. Accordingly, as set forth in the Compensation Committee’s Charter, the Board has determined that the Compensation Committee is, and must be, composed exclusively of Independent Directors. It is responsible for reviewing and establishing the compensation not just for the Chief Executive Officer and the other four most highly paid executive officers, but for all of the Company’s executive officers and divisional chief executive officers. It also exercises oversight of the compensation practices with respect to the Company’s employees generally. To assist the Compensation Committee with its responsibilities, it is regularly provided with briefing materials and it is authorized to retain, and has retained, an independent compensation consultant who reports directly to the Committee. The Compensation Committee reports to the Board of Directors on its actions and recommendations following every meeting, and regularly meets in executive session without members of management present. Although the Board has delegated authority with respect to the Company’s executive and general employee compensation programs and practices to the Compensation Committee, the Board also reviews the Company’s compensation and benefits programs each year.

Compensation Philosophy

The Compensation Committee is guided by the following five key principles in determining the compensation of the Company’s senior executives:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied in part to financial performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through stock options and restricted stock or restricted stock units, to align executives’ interests with those of the Company’s stockholders.

•	Independence. An independent committee of the Board, with the assistance of an independent compensation consultant that is retained by and reports directly to the Committee, should be, and is, responsible for reviewing and establishing the compensation not just for the Chief Executive Officer and the other four most highly paid executive officers, but for all of the Company’s executive officers and divisional chief executive officers, as well as the Company’s overall compensation programs.

2004-2005 Review of Compensation Practices

The Compensation Committee is mindful that the competitive and regulatory landscape of executive compensation continues to evolve. Commencing in 2004 and continuing into 2005, the Compensation Committee oversaw a comprehensive review of the Company’s compensation programs and practices at both the executive and non-executive level, including examining variations on and alternatives to the traditional mix of salary, annual cash bonus, stock options and restricted stock or restricted stock units. As a consequence of this review, the Compensation Committee determined that its executive compensation philosophy and structure were, for the most part, still appropriate.

In connection with this compensation review, the Compensation Committee adopted several changes for 2005. First, to reflect a more targeted approach to evaluating competitive compensation levels, the Committee refined the peer groups that it would use in analyzing executive compensation, as discussed further below. Second, the Company adopted a more consistent approach to the structure of annual bonus and long-term compensation across the Company. Third, to address stockholder concerns regarding share dilution and taking into both account stock option expensing requirements and the Company’s strategy to use a more balanced mix of compensation instruments, the Company has significantly reduced the annual equity grant rates to approximately 1.5% of outstanding shares during 2005, which will decrease the compensation expense recognized and dilutive impact of the Company’s stock-based compensation program. Fourth, the Compensation Committee determined to award restricted stock units instead of restricted stock in most instances because restricted stock units provide some advantages from both the Company’s and the employees’ perspective.

Elements of Executive Officer Compensation

The Compensation Committee applied its guiding philosophical principles and its conclusions from the compensation review in developing and establishing the elements of the Company’s executive compensation program and in determining the compensation for each senior executive in 2005. The Company’s executive compensation program for corporate executives provides a balanced mix of pay that incorporates the following key components:

•	an annual base salary;

•	a performance-based annual cash bonus, which is based on financial and individual goals; and

•	longer-term awards, generally consisting of a blend of stock options and restricted stock units, which are intended to retain executives and align their compensation with stockholder interests.

In February 2006, the Compensation Committee adopted a new policy that links a portion of “full-value stock awards” to performance. Pursuant to the policy, beginning with awards in 2007, at least 50% of the “full-value stock awards” made to senior executives of Time Warner will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards. “Full-value stock awards” are equity-based awards other than stock options or stock appreciation rights and includes awards such as restricted stock, restricted stock units, performance shares and other stock-based awards. The Compensation Committee also adopted a new policy that, as a factor in determining the annual compensation for each of the Company’s senior executives, the Committee will consider the Company’s efforts to strengthen its compliance and ethics program and to enhance its system of internal control over financial reporting.

The Company also provides certain personal benefits to executive officers. Pursuant and subject to the Company’s security policies, Messrs. Parsons, Bewkes, and Logan were provided with a car and driver during 2005, Mr. Parsons was required to use Company aircraft for business and personal use, and Messrs. Bewkes and Logan could be required to do so for security purposes. Other executive officers were eligible to use a private car service and, in limited circumstances and subject to the controls in the Company’s travel policies, were permitted to make personal use of corporate aircraft. Executive officers were eligible to receive other benefits, including reimbursement for financial planning services and dining clubs used for business purposes. As part of its oversight of executive compensation, the Compensation Committee reviews the personal benefits the Company provides to executives on at least an annual basis.

Application of Compensation Philosophy in 2005

Peer Comparisons

As in prior years, for 2005, the Compensation Committee reviewed the compensation for the Company’s senior executives against the compensation provided to executives in comparable positions at peer companies. In the Committee’s view, this analysis helps to ensure that the total compensation provided to the Company’s senior executives is set at an appropriate level to reward, retain and attract top performers over the long term.

As the basis for its 2005 comparative review, the Compensation Committee, with assistance from its independent compensation consultant, determined the appropriate companies to include in the executive compensation peer groups. The Compensation Committee believes that the Company’s most direct competitors for executive talent include a broader range of large capitalization companies than those firms with which the Company might be compared for stock performance purposes. As a result, the Compensation Committee included companies beyond those included in the Company’s peer group index that appears in this Proxy Statement in the compensation comparison groups. For 2005, the Committee compared the Company’s senior executive compensation levels with those of several peer groups, including: (i) a group composed of the major media and entertainment companies (the “media peer group”); (ii) a broader industry group of technology, media, telecommunications and consumer products companies comparable in size to the Company (the “industry group”); and (iii) companies with more than $10 billion in annual revenues. The Compensation Committee believes that using the media peer group and the industry group provides comparative data on the companies that are most likely to compete directly with the Company for senior executive talent, while the peer group of companies with more than $10 billion in annual revenues provides a broader reference for compensation levels and practices among larger companies generally.

Consistent with the Company’s financial performance expectations, its size and complexity, and each executive’s position relative to similarly situated executives in each of the peer groups noted above, the Committee generally targets total direct compensation, which is composed of base salary, annual cash bonus, and the estimated value of stock-based awards, for senior executives at approximately the 75th percentile of the peer groups. Actual total direct compensation, however, generally is between the 50th and 90th percentiles depending on (i) the Company’s financial performance; (ii) each executive’s individual performance; (iii) the peer groups used for comparison; (iv) internal equity considerations among all senior executives; and (v) the particular circumstances of the executive in question (including the effects of pre-existing employment agreements).

2005 Base Salary

In establishing salary levels for 2005, the Compensation Committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels (including the peer groups described above). As a result of this review, in particular the fact that the salaries were within competitive market ranges, the salaries of the executive officers listed in the Summary Compensation Table below remained unchanged for 2005 from 2004 and, except for Mr. Cappuccio, have remained the same as in 2003. Looking forward to 2006 compensation matters, the Compensation Committee approved an increase in the base salary of Jeffrey Bewkes from $1 million to $1.25 million in connection with his being promoted to President and Chief Operating Officer effective January 1, 2006.

2005 Annual Bonuses

In the Compensation Committee’s view, the use of annual cash bonuses creates a direct link between executive compensation and individual and business performance. The Compensation Committee’s determination of the annual bonus for Mr. Parsons and each of the other executive officers of the Company named in the Summary Compensation Table appearing below starts with the Annual Bonus Plan for Executive Officers, which is a performance-based plan that has been approved by the Company’s stockholders and is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code. For bonuses paid within the maximum amounts determined pursuant to the Annual Bonus Plan, the Company can deduct for income tax purposes the amounts paid. The maximum bonuses paid to the executives subject to Section 162(m) that can be deducted for income tax purposes are calculated using a formula set forth in the Annual Bonus Plan that is based on the percentage by which the Company’s 2005 earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined and calculated pursuant to the Annual Bonus Plan, exceeded the Company’s average EBITDA for the preceding three years.

The Company has had a number of lawsuits pending against it in connection with investigations brought by the SEC and DOJ into accounting and securities laws matters, including a primary securities class action, actions alleging violations of ERISA, shareholder derivative actions and individual shareholder suits. During 2005, the Company established a reserve of $3 billion in connection with reaching a settlement in the primary securities class action and based on its ability at that point, to estimate the ultimate costs to resolve the remaining litigation. As a result of the reserve, the Company’s EBITDA for 2005, as calculated pursuant to the Annual Bonus Plan, is less than the average EBITDA for the preceding three years and, thus, the Compensation Committee was advised that cash bonuses paid to Mr. Parsons and the four other named executive officers with respect to 2005 probably would not meet the requirements of Section 162(m) of the Internal Revenue Code to be considered “performance-based compensation” and, thus, probably would not be deductible for income tax purposes by the Company.

The Compensation Committee considered whether it was nonetheless in the best interest of the Company to pay a cash bonus to the executives. In making this determination, the Compensation Committee considered the following factors:

•	The circumstances that resulted in the 2005 EBITDA, as calculated under the Annual Bonus Plan, being less than the average EBITDA over the prior three years, including the settlement of the primary securities class action, which the Board determined was in the best interest of the Company.

•	It would be an illogical result if the individual participants in the Annual Bonus Plan effectively were penalized for the resolution of the litigation, which benefited the Company and eliminated a significant uncertainty. Not paying bonuses to these executives would not appropriately reflect their performance and the contributions made by them during 2005, and it could lead to undesired disincentives.

•	If the reserve were excluded from the calculation, 2005 EBITDA would have exceeded the three-year average EBITDA and permitted significant maximum bonuses. Further, excluding the impact of the reserve is consistent with how the Company measures its performance for other purposes and with how investors measure the Company’s performance.

•	The impact to the Company of not deducting the bonuses for income tax purposes, including the expectation that there would be no material effect on the Company’s cash tax payments for 2005 because of the Company’s net operating losses.

•	In determining the bonuses to be paid to senior executives for the next three years, the Committee intends to exclude the impact of the 2005 reserve on the calculation of the three-year average EBITDA under the Annual Bonus Plan so the approach is consistent with the approach taken for 2005 and there is no undue benefit to the executives as a result of the reserve.

In light of these factors, the Compensation Committee determined that it was appropriate to pay bonuses to the executives for 2005 based on the individuals’ bonus targets, the Company-wide financial performance and the individual goals discussed below. The Compensation Committee had established the goals in January 2005 originally for the purpose of guiding both the executives’ actions and performance during 2005 and the Compensation Committee’s review and determination at the end of the year of the appropriate level of bonuses to be paid, including the exercise of its “negative discretion” to reduce the bonuses from the maximum bonus that could be paid and be fully deductible under Section 162(m).

2005 Goals and Accomplishments.    The Compensation Committee establishes specific criteria to assist it in determining the annual bonuses for the Chief Executive Officer and other executives. At the beginning of 2005, the Committee established a target bonus for each executive based on competitive compensation levels, the Company’s compensation strategy, and the target bonus amount in each executive’s employment agreement. Each target bonus was expected to be less than the maximum amount that could be paid under the Annual Bonus Plan. For executive officers, the Committee also established Company-wide financial goals based on adjusted operating income before depreciation and amortization (known as “Adjusted OIBDA”), and free cash flow (as defined) targets, and individual goals for each executive based on qualitative measures. Then, in early 2006, the Compensation Committee assessed how the Company and each executive performed against the pre-established goals and targets. For corporate executives, the Company’s financial goals represented 70% of the bonus formula and the individual goals represented the remaining 30%. A similar formula also applied for divisional executives, with divisional financial goals generally representing about 70% of the bonus formula and non-financial goals generally representing the remaining 30%. The financial goals provide a measure to determine how much the executives are rewarded for delivering financial results, while the non-financial goals assist the Committee in assessing the individual executive’s performance in key areas that help drive operating and financial results.

In evaluating the Company’s performance and each individual executive’s 2005 performance, the Compensation Committee determined that the Company and its executives generally met or exceeded the financial and individual goals that were established for 2005.

•	With respect to the financial goals, the Company met or exceeded its main financial targets. It achieved 8% growth in Adjusted OIBDA and generated $4.4 billion of free cash flow (as defined).

In addition, in establishing bonus payments for the executive officers, these financial accomplishments were considered in conjunction with the Company’s other significant achievements during 2005. For example:

•	The Company continued to make key investments in its businesses while also returning value directly to stockholders, including through the institution of a quarterly dividend that will aggregate approximately $1 billion each year and a $12.5 billion share repurchase program through July 2007 (expanded in February 2006 to $20 billion and extended through December 2007), and retaining the financial flexibility to make strategic investments in the future.

•	The Company’s Cable segment entered into agreements to acquire substantially all the assets of Adelphia Communications Corporation and to redeem the existing interests of Comcast Corporation in the Cable segment.

•	The Company’s AOL segment entered into an agreement with Google Inc. that provides for a range of expanded commercial relationships that should enhance AOL’s advertising-focused audience business and will result in Google making a $1 billion investment for 5% of AOL.

•	The Company and its AOL subsidiary reached a definitive agreement with the U.S. Securities and Exchange Commission (“SEC”) to resolve the SEC’s investigation of the Company that began in 2002.

•	The Company reached a settlement agreement, subject to final court approval, in the primary securities class action pending against the Company.

•	The Company continued to demonstrate industry leadership in terms of the quality, range, originality and acclaim of its products: the movie studios combined ranked #1 in the 2005 domestic and international box offices; the cable networks ranked #1 with TNT as the #1 ad-supported network and HBO as the premier pay channel; Time Inc. purchased the remaining interest in the publisher of Essence and a leading Mexican magazine publisher, expanding its reach to new consumer audiences; and Time Warner Cable passed 1 million customers for its Digital Phone product in 2005.

•	The Company made progress on other goals such as improving professional development opportunities and diversity initiatives, which contributed to an improved work environment to help attract and retain talented employees.

These accomplishments, in addition to the Company’s financial performance as a whole and each executive’s substantial individual contributions during the year, served as the basis for the assessment of the compensation of the Company’s executives.

Mr. Parsons’ Annual Bonus.    The Compensation Committee believes that Mr. Parsons’ annual cash bonus should be clearly linked to the Company’s financial performance. In determining and approving Mr. Parsons’ bonus, the Committee evaluated (i) the Company’s financial performance against the pre-established goals, which accounted for 70% of Mr. Parsons’ total bonus; and (ii) Mr. Parsons’ individual performance against his pre-established goals, covering his roles as both the Chairman of the Board and the Chief Executive Officer of the Company, which together accounted for the remaining 30% of Mr. Parsons’ total bonus.

In considering the individual performance of Mr. Parsons, the Compensation Committee noted, among other things, Mr. Parsons’ leadership role in the Company’s progress on a number of strategic initiatives, including: (i) the Company’s expansion of its Cable segment through the agreements for Time Warner Cable to acquire a substantial amount of Adelphia’s cable assets and to redeem Comcast’s interests in Time Warner Cable; (ii) the expanded alliance between AOL and Google; and (iii) the development and implementation of programs utilizing digital technologies, such as Time Warner Cable’s Digital Phone service. The Committee also noted Mr. Parsons’ performance in leading and supporting the work of the Board of Directors; in representing the Company with stockholders, the press and the public; and in attracting, retaining and overseeing the efforts to strengthen further the Company’s management team.

As a result, in recognition of Mr. Parsons’ and the Company’s significant accomplishments in 2005, the Compensation Committee approved performance ratings that reflect the Company’s performance on financial goals and Mr. Parsons’ performance on individual goals. The Compensation Committee approved a 2005 bonus of $7.5 million. This bonus amount is less than the bonuses paid to Mr. Parsons for 2003 and 2004 because the Company did not exceed its financial goals by as much as it had in 2004 and 2003. The bonus places Mr. Parsons’ total cash compensation for 2005 at the low end of the media peer group and in the upper quartile of total cash compensation paid to chief executives in the other peer groups used by the Compensation Committee.

Annual Bonuses for Senior Executives Other than the Chief Executive Officer.    The Compensation Committee established the 2005 cash bonuses for other senior executives in a similar manner as for Mr. Parsons. In establishing the 2005 bonuses, the Committee reviewed the Company’s financial performance and the individual performance of each senior executive. As with Mr. Parsons, the same weighting was given to the Company’s overall financial goals in establishing the 2005 bonuses for the Company’s executive officers. In light of their and the Company’s achievements, the Company’s senior executives were awarded 2005 annual cash bonuses (set forth in the Summary Compensation Table below) that are higher than the target bonus amounts for such executives, but lower than the bonuses paid for 2004. These bonus amounts reflect the overall and relative financial performance of the Company and the divisions, and the significant personal accomplishments of each executive during 2005.

2005 Stock-Based Awards

The Compensation Committee believes that awards of stock options and restricted stock, or restricted stock units, provide retention value and help to align the interests of executives with the interests of stockholders by linking the executives’ compensation to the performance of the Company’s stock. The restricted stock units awarded in February 2005 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. The Compensation Committee believes that the use of a multi-year vesting schedule not only encourages executive retention, but also emphasizes a longer-term perspective. The size of the awards reflects each executive’s position relative to other executives and current total target compensation as well as the total compensation paid to comparable executives in the peer groups discussed above.

As noted above, the Company’s awards of long-term incentives to senior executive officers generally reflect a blend of stock options and restricted stock units. The stock option component is designed to incent and reward executives for increases in stockholder value – executives earn nothing from the stock options unless the value of the Company’s Common Stock increases following the grant. The restricted stock unit component is designed to incent and reward superior performers to remain with the Company and remain focused during periods of stock market fluctuations when stock options may have no realizable value. Compared with granting only stock options, the blended grants of stock options and restricted stock units utilize fewer shares under the Company’s equity plans at a comparable cost to the Company.

Consistent with this philosophy, during fiscal 2005, the Compensation Committee approved long-term incentive awards to Mr. Parsons consisting of stock options covering 650,000 shares of Common Stock and 180,000 restricted stock units. The Committee determined the amount of these awards after reviewing Mr. Parsons’ individual performance and competitive compensation data. The estimated value of Mr. Parsons’ stock-based awards ranges from just below the 50th percentile to just below the 75th percentile of long-term incentive compensation paid to chief executives in the peer groups used by the Compensation Committee.

For 2005, Mr. Parsons’ actual total direct compensation, which includes base salary, annual cash bonus, and the estimated value of stock-based awards, ranges from below the 50th percentile to the 90th percentile of the total direct compensation paid to chief executives in the three peer groups used by the Compensation Committee. Mr. Parsons’ total direct compensation is at the low end of the range when compared to the media peer group, below the 75th percentile of the industry group and at the higher end of the range when compared to the companies with more than $10 billion in annual revenues. The Compensation Committee believes Mr. Parsons’ compensation package is appropriate in view of his performance.

Stock Ownership and Retention Guidelines.    Since January 2003, the Company’s executives have been subject to Board-adopted stock ownership guidelines and stock retention requirements with respect to stock option awards, which are discussed in more detail under “Executive Compensation — Stock Ownership and Retention Policy” in this Proxy Statement. The Compensation Committee believes that these standards help to further assure the alignment of executive compensation with the interests of stockholders.

Consistent with the Company’s stock retention guidelines, beginning with the exercise of the stock options awarded in 2003, the executive officers must retain for at least twelve months shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon the exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation).

Employment Agreements

Consistent with the Company’s goal of attracting and retaining executives in a competitive environment, the Company has entered into employment agreements with the Company’s senior executive officers. These employment agreements have been, and under the Compensation Committee’s policies must be, reviewed and approved by the Compensation Committee. While the agreements specify a minimum salary and annual bonus target, annual bonuses and stock-based awards are generally subject to the discretion of the Compensation Committee. All of the executive officers named in the Summary Compensation Table below were employed in 2005 under existing employment agreements. During 2005, the Compensation Committee reviewed and approved an amendment and extension to Mr. Pace’s employment agreement, which is described below under “Employment Arrangements.”

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, long-term equity compensation, the key terms of employment agreements, the accumulated unrealized stock option and unvested restricted stock and restricted stock unit values, perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s qualified and non-qualified deferred compensation programs, the projected payouts under the Company’s pension plan and the projected payouts in the event of retirement and severance. A summary of the Company’s compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive were presented to and reviewed by the Compensation Committee and the Board.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

Base Salary.    The Company believes that the base salary paid to the individual executive officers covered by Section 162(m) will be deductible by the Company, except for $500,000 of Mr. Parsons’ 2005 salary. Similarly, in 2006, the Company believes that $500,000 of Mr. Parsons’ 2006 salary and $250,000 of Mr. Bewkes’ 2006 salary will not be deductible.

Annual Cash Bonus.    The Company does not intend to take a deduction for the cash bonuses paid for 2005 to the executive officers covered by Section 162(m).

Stock-Based Awards.    The Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes satisfy the requirements of Section 162(m). However, individuals who are promoted to executive officer positions may hold stock options that were granted prior to their promotion pursuant to plans that do not satisfy the requirements of Section 162(m) because the plan was not approved by the Company’s stockholders. All of the Company’s stock option plans under which awards are currently made have been approved by the Company’s stockholders. In addition, restricted stock and restricted stock units that vest over time are not considered “performance-based” compensation under Section 162(m), so compensation realized by the individual executive officers covered by Section 162(m) from the vesting of restricted stock or restricted stock units will not be deductible by the Company. As indicated earlier in this report, for awards made beginning in 2007, the Committee has adopted a policy that at least 50% of “full-value stock awards” to senior executives of Time Warner will be performance-based, and the Company expects that compensation realized from such awards will be deductible by the Company.

Other Annual Compensation.    Any other annual compensation paid or imputed to the individual executive officers covered by Section 162(m) (including the value of personal benefits provided to executive officers) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee’s control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m).

Members of the Compensation Committee

Frank J. Caufield

Michael A. Miles (Chair)

Francis T. Vincent, Jr.

Deborah C. Wright

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company who served in such capacities on December 31, 2005 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(4)	Restricted Stock Awards(5)	Securities Underlying Options(6)	All Other Compensation(7)	Option Grants(8)	Total Compensation
Richard D. Parsons(1) Chairman of the Board and Chief Executive Officer	2005 2004 2003	$1,500,000 1,500,000 1,500,000	$7,500,000 8,000,000 8,000,000	$434,003 290,715 267,715	$3,220,200 3,446,000 2,106,000	650,000 500,000 500,000	$14,558 8,450 8,250	$3,335,313 2,992,388 1,998,163	$16,004,074 16,237,553 13,880,128

Jeffrey L. Bewkes(2) President and Chief Operating Officer	2005 2004 2003	$1,000,000 1,000,000 1,000,000	$6,000,000 6,500,000 6,500,000	$73,767 116,106 106,841	$2,683,500 2,584,500 10,797,750	525,000 425,000 450,000	$11,922 8,450 8,250	$2,693,906 2,543,529 1,798,346	$12,463,095 12,752,585 20,211,187

Don Logan(3) Chairman, Media & Communications Group	2005 2004 2003	$1,000,000 1,000,000 1,000,000	$6,000,000 6,500,000 6,500,000	$512,910 351,219 352,736	$2,683,500 2,584,500 1,842,750	525,000 425,000 450,000	$17,095 8,450 8,250	$2,693,906 2,543,529 1,798,346	$12,907,411 12,987,698 11,502,082

Wayne H. Pace Executive Vice President and Chief Financial Officer	2005 2004 2003	$1,000,000 1,000,000 1,000,000	$2,700,000 2,900,000 2,700,000	$373,276 218,067 491,411	$1,341,750 1,292,250 813,969	275,000 225,000 245,000	$8,400 8,450 8,250	$1,411,094 1,346,574 979,100	$6,834,520 6,765,341 5,992,730

Paul T. Cappuccio Executive Vice President and General Counsel	2005 2004 2003	$1,000,000 980,769 750,000	$2,700,000 2,800,000 2,000,000	$5,450 — 159,934	$715,600 861,500 465,426	155,000 100,000 140,000	$8,400 8,450 8,250	$795,344 598,478 559,486	$5,224,794 5,249,197 3,943,096

(1)	Mr. Parsons became Chairman of the Board and Chief Executive Officer of the Company on May 16, 2003, having served as Chief Executive Officer from May 16, 2002.

(2)	Mr. Bewkes became President and Chief Operating Officer of the Company on January 1, 2006, having served as Chairman, Entertainment & Networks Group of the Company from July 18, 2002 through December 31, 2005.

(3)	Mr. Logan retired from the position of Chairman, Media & Communications Group of the Company effective the end of December 31, 2005, having served in that position from July 18, 2002.

(4)

The amounts of personal benefits shown in this column for 2005 include: financial services of $100,000 to each of Messrs. Parsons and Logan, $32,550 to Mr. Bewkes and $10,000 to Mr. Pace; transportation-related benefits of $321,127 to Mr. Parsons, $36,307 to Mr. Bewkes, $387,470 to Mr. Logan, $338,796 to Mr. Pace and $410 to Mr. Cappuccio; reimbursement for health club membership of $698 to Mr. Bewkes; and, pursuant to the terms of their employment agreements, cash payments to cover the cost of group term life insurance of $12,036 to Mr. Parsons, $4,212 to Mr. Bewkes, $25,440 to Mr. Logan, $24,480 to Mr. Pace and $5,040 to Mr. Cappuccio. Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company and (b) Company-provided car and specially-trained driver for Messrs. Parsons, Bewkes and Logan (based on the portion of the usage that was personal) and commercial car services for Messrs. Pace and Cappuccio. For security reasons, Mr. Parsons is required to use Company aircraft and automobiles for business and personal use, and Messrs. Bewkes and Logan may be required to do so. The incremental cost to the Company of such personal transportation is nonetheless included in the total presented. In 2004, in connection with its security program, the Company installed a residential alarm system at Mr. Parsons’ residence at a cost of $5,725 and paid a fee of $210 for monitoring services. During 2005, the Company paid an annual fee of $840 for monitoring services. During 2003 and 2004, in lieu of reimbursing Mr. Parsons for his hotel business expenses in Los Angeles, and consistent with the Company’s security program, the Company paid $4,000 per month plus monthly maintenance and utilities costs averaging approximately $365 for a rented apartment for Mr. Parsons in Los Angeles. Because the Company considers the cost a business expense, the amount paid by the Company was not included in “Other Annual Compensation.” This arrangement was terminated for

2005. In 2003, Mr. Cappuccio was reimbursed for housing expenses of $153,000, which reimbursement is no longer provided. For information about transactions between the Company and certain named executive officers, see “Additional Information.”

(5)	Amounts set forth in the restricted stock award column represent the grant-date value of restricted stock and restricted stock unit awards (based on $17.89 per share price in 2005, $17.24 per share price in 2004 and $10.54 per share price in 2003, except for the 2003 award to Mr. Bewkes, described below). The awards in 2003 vest on each of the second, third and fourth anniversaries of the date of grant, assuming continued employment, except for the separate award of 500,000 shares of restricted stock to Mr. Bewkes (which is valued based on a $17.92 per share price), which will vest on December 31, 2007, assuming continued employment. The awards in 2005 and 2004 vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. On December 31, 2005, based on the closing price of the Common Stock on the NYSE ($17.44 per share), the number and net value of the shares of restricted stock and restricted stock units held by each of the executive officers were: Mr. Parsons – 513,600 shares and units valued at $8,953,848; Mr. Bewkes – 916,900 shares and units valued at $15,983,067; Mr. Logan – 416,900 shares and units valued at $7,268,067; Mr. Pace – 201,637 shares and units valued at $3,515,283; and Mr. Cappuccio – 119,526 shares and units valued at $2,083,738. Each of the named executive officers has a right to receive dividends on unvested shares of restricted stock or dividend equivalents on unvested restricted stock units, if paid, and to vote with respect to shares of unvested restricted stock.

(6)	None of the stock options reflected was awarded with tandem stock appreciation rights.

(7)	The amounts shown in this column include the following:

(a)	Pursuant to the Time Warner Savings Plan (the “Savings Plan”), a defined contribution plan available generally to employees of the Company, for the 2005 plan year, each of the named executive officers deferred a portion of his annual compensation and Time Warner contributed $8,400 as a matching contribution on the amount deferred by the executive.

(b)	The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Parsons, Bewkes, Logan, Pace and Cappuccio, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally. Such payments are included in the “Other Annual Compensation” column. During 2004 and 2003, the Company maintained for certain members of senior management, including the named executive officers, certain supplemental life insurance benefits and paid premiums for this supplemental coverage of approximately $250 each. Starting in 2005, the supplemental insurance coverage is no longer maintained. The Company also maintains split-dollar life insurance policies on the lives of Messrs. Parsons, Bewkes and Logan. Starting in 2003, the Company no longer pays the premiums on these split-dollar life insurance policies. Instead, the premium is satisfied from the accreting value of the policy. Pursuant to tax rules, the Company imputed income in the following amounts allocated to the term portion of the split-dollar coverage for 2005: Mr. Parsons, $6,158; Mr. Bewkes, $3,522; and Mr. Logan, $8,695. It is anticipated that the Company will recover the net after-tax cost of the premiums paid by it in the past on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Arrangements.”

(8)	These amounts represent the estimated present value of these stock options at the respective date of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations: an expected volatility of 24.4% for options granted in 2005 determined using implied volatilities based primarily on traded Time Warner options, 35.0% for options granted in 2004 based on an average of both historical volatilities and implied volatilities and 54.6% for options granted in 2003 based on the historical volatility of the Common Stock; an expected term to exercise of 4.79, 4.65 and 3.12 years from the date of grant for options granted in 2005, 2004 and 2003, respectively; a risk-free interest rate of 3.9%, 3.33% and 2.54% for options granted in 2005, 2004 and 2003, respectively; and a dividend yield of 0% for options granted in years 2005, 2004 and 2003. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

Stock Option Grants in 2005

The following table sets forth certain information with respect to employee options to purchase shares of Common Stock (“options”) awarded during 2005 by the Company to the named executive officers. All such options were nonqualified options. No stock appreciation rights, alone or in tandem with such stock options, were awarded in 2005.

Stock Option Grants in 2005

Name	Individual Grants(1)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value(2)
Richard D. Parsons	650,000	1.2%	$17.97	2/17/15	$3,335,313
Jeffrey L. Bewkes	525,000	1.0%	$17.97	2/17/15	$2,693,906
Don Logan	525,000	1.0%	$17.97	2/17/15	$2,693,906
Wayne H. Pace	275,000.5%		$17.97	2/17/15	$1,411,094
Paul T. Cappuccio	155,000.3%		$17.97	2/17/15	$795,344

(1)	These options for the five named executive officers have been awarded pursuant to plans approved by the stockholders. The terms are governed by the plans and the recipient’s option agreement. The option exercise price is the fair market value of the Common Stock on the date of grant. The options shown in the table become exercisable in installments of 25% on the first four anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events. Payment of the exercise price of an option may be made in cash and/or full shares of Common Stock already owned by the holder of the option. The payment of withholding taxes due upon exercise of an option may generally be made in cash and/or full shares of Common Stock.

(2)	These amounts represent the estimated present value of these stock options at the respective date of grant calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations: an expected volatility of 24.4% determined using implied volatilities based primarily on traded Time Warner options; an expected term to exercise of 4.79 years from the date of grant; a risk-free interest rate of 3.9%; and a dividend yield of 0%. Subsequent to the first quarter of 2005, the Company began valuing stock options using an expected dividend yield of approximately 1.1%, reflecting the dividend policy announced by the Company in May 2005. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

Option Exercises and Values in 2005

The following table sets forth as to each of the named executive officers information on option exercises during 2005 and the status of his options on December 31, 2005: (i) the number of shares of Common Stock underlying options exercised during 2005; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the total number of shares of Common Stock underlying exercisable and nonexercisable stock options held on December 31, 2005; and (iv) the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2005. The number of shares covered and the option exercise prices have been adjusted to reflect the exchange ratios of common stock of America Online and Historic TW for Company Common Stock on the Merger Date and the Company’s assumption on the Merger Date of the option plans and agreements under which the options were awarded.

The option exercise price of all the options held by the named executive officers is the fair market value of the Common Stock on the date of grant, except for half of the regular annual options awarded to Mr. Parsons in 1996 through 2001, half of which have an exercise price 25% above the fair market value of the common stock on the date of grant and the other half of which have an exercise price 50% above such fair market value. All such nonqualified options permit a portion of each award to be transferred by gift directly or indirectly to members of the holder’s immediate family.

The options held by the named executive officers remain exercisable for three months to five years in the event their employment is terminated without cause or as a result of the Company’s breach of an employment agreement. For some executive officers, some of their options remain exercisable for the full term of the options if their employment is terminated for any reason other than for cause, including death. Otherwise, options may generally be exercised for one or three years after death or total disability (depending on their date of grant) and some options may be exercised for five years after retirement. All options terminate either immediately or one month after the holder’s employment is terminated for cause. The terms of the options shown in the chart are ten years.

Aggregate Option Exercises During 2005

and

Option Values on December 31, 2005

Name	Number of Shares Underlying Options Exercised	Dollar Value Realized on Exercise	Number of Shares Underlying Unexercised Options on 12/31/05		Dollar Value of Unexercised In-the-Money Options on 12/31/05*
			Exercisable	Nonexercisable	Exercisable	Nonexercisable
Richard D. Parsons	—	—	6,800,000	1,350,000	$3,645,000	$1,840,000
Jeffrey L. Bewkes(1)	126,000	$680,400	4,718,750	1,231,250	$4,270,250	$1,839,750
Don Logan	—	—	4,808,754	1,231,250	$5,401,863	$1,839,750
Wayne H. Pace	—	—	1,129,963	666,250	$881,200	$899,200
Paul T. Cappuccio	—	—	2,620,000	375,000	$502,400	$510,400

*	Calculated using the closing price of $17.44 per share of Common Stock on December 31, 2005 minus the option exercise price.

(1)	The options exercised by Mr. Bewkes would have expired in 2005.

Restricted Stock and Restricted Stock Unit Grants During 2005

The following table sets forth certain information with respect to awards by the Company of restricted stock units during 2005 to the named executive officers.

Restricted Stock and Restricted Stock Unit Grants in 2005

Name	Number of Shares of Stock or Units Granted (#)(1)	Vesting Date	Grant Date
Richard D. Parsons	180,000	50% on 2/18/08 50% on 2/18/09	2/18/05
Jeffrey L. Bewkes	150,000	50% on 2/18/08 50% on 2/18/09	2/18/05
Don Logan	150,000	50% on 2/18/08 50% on 2/18/09	2/18/05
Wayne H. Pace	75,000	50% on 2/18/08 50% on 2/18/09	2/18/05
Paul T. Cappuccio	40,000	50% on 2/18/08 50% on 2/18/09	2/18/05

(1)	These awards of restricted stock units for the five named executive officers were made pursuant to plans approved by the stockholders. The terms are governed by the plans and the recipient’s award agreement. The restricted stock units shown in the table vest in two equal installments on the third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock units may generally be made in cash or by having full shares of Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividend equivalents on unvested awards of restricted stock units if regular cash dividends are paid on the outstanding shares of Common Stock, but does not have any right to vote the restricted stock units on matters presented to stockholders. The aggregate grant-date value for the awards of restricted stock units in 2005 based on the $17.89 per unit value is reflected in the Summary Compensation Table.

Restricted Stock and Restricted Stock Unit Vesting and Values in 2005

The following table sets forth as to each of the named executive officers information on shares of Common Stock received from the vesting of awards of restricted stock or restricted stock units during 2005 and the status of his unvested awards of restricted stock and restricted stock units on December 31, 2005. The information includes: (i) the number of shares of Common Stock received from the vesting of awards of restricted stock during 2005; (ii) the aggregate dollar value realized from the vesting of such restricted stock based on the closing price on the vesting date (February 14, 2005); (iii) the total number of shares of Common Stock underlying unvested awards of restricted stock and restricted stock units held on December 31, 2005; and (iv) the aggregate dollar value of such unvested awards of restricted stock and restricted stock units on December 31, 2005.

Restricted Stock and Restricted Stock Unit Vesting During 2005

and

Values on December 31, 2005

	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)	Grant Date Fair Value Previously Reported in Summary Compensation Table ($)(3)	Number of Shares or Units Held at 12/31/05 That Have Not Vested (#)(4)	Market Value of Shares or Units Held at 12/31/05 That Have Not Vested ($)(5)
Richard D. Parsons	66,400	$1,189,224	$699,856	513,600	$8,957,184
Jeffrey L. Bewkes	58,100	$1,040,571	$612,374	916,900	$15,990,736
Don Logan	58,100	$1,040,571	$612,374	416,900	$7,270,736
Wayne H. Pace	25,663	$459,624	$270,488	201,637	$3,516,549
Paul T. Cappuccio	14,674	$262,811	$154,664	119,526	$2,084,533

(1)	The awards of restricted stock that vested in 2005 were awarded on February 14, 2003 and vest in three installments on the second, third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock (unless a section 83(b) election was made at the time of the grant) generally may be made in cash or by having full shares of Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividends on unvested awards of restricted stock and dividend equivalents on awards of restricted stock units, if regular cash dividends are paid on the outstanding shares of Common Stock. The holders have the right to vote unvested shares of restricted stock on matters presented to stockholders, but do not have any right to vote on such matters in connection with restricted stock units.

(2)	Calculated using the fair market value of $17.91 per share of Common Stock on February 14, 2005, the vesting date.

(3)	Calculated using the grant-date value of $10.54 per share of Common Stock on February 14, 2003.

(4)	This column presents the aggregate number of shares of Common Stock represented by unvested restricted stock awards and restricted stock unit awards at December 31, 2005.

(5)	Calculated using the closing price of $17.44 per share of Common Stock on December 31, 2005.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2005, about the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	177,748,868	$27.51	122,315,024
Equity compensation plans not approved by security holders(2)	304,120,257	$31.69	0
Total(3)	481,869,125	$30.14	122,315,024

(1)	Equity compensation plans approved by security holders are the (i) Time Warner Inc. 2003 Stock Incentive Plan, (ii) Time Warner Inc. 1999 Stock Plan, (iii) Time Warner Inc. 1999 Restricted Stock and Restricted Stock Unit Plan, (iv) Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors, and (v) Time Warner Inc. Employee Stock Purchase Plan (column (c) includes 5,717,704 shares that were available for future issuance under this plan). The Time Warner Inc. 2003 Stock Incentive Plan was approved by the Company’s stockholders in May 2003. The other plans or amendments to such plans were approved by the stockholders of either AOL or Historic TW in either 1998 or 1999. These other plans were assumed by the Company in connection with the AOL-Historic TW Merger, which was approved by the stockholders of both AOL and Historic TW on June 23, 2000.

(2)	Equity compensation plans not approved by security holders consist of the AOL Time Warner Inc. 1994 Stock Option Plan, which expired in November 2003.

(3)	Does not include options to purchase an aggregate of 112,545,734 shares of Common Stock (104,366,287 of which were awarded under plans that were approved by the stockholders of either AOL or Historic TW prior to the AOL-Historic TW Merger), at a weighted average exercise price of $30.92, granted under plans assumed in connection with transactions and under which no additional options may be granted. No dividends or dividend equivalents are paid on any of the outstanding stock options.

(4)	Includes securities available under the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors, which uses the formula of .003% of the shares of Common Stock outstanding on December 31 of the prior calendar year to determine the maximum amount of securities available for issuance each year under the plan (resulting in 137,547 shares available for issuance in 2006). Also includes securities available under the following plan that previously used a formula for determining the maximum amount of securities available for issuance based on the number of shares outstanding at December 31 of the prior year, but for which the maximum number of shares is not subject to further adjustment: the Time Warner Inc. 1999 Restricted Stock and Restricted Stock Unit Plan, which previously provided for a maximum number of shares of Common Stock available for restricted stock awards of .08% of the shares of Common Stock outstanding on December 31 of the prior year. As of December 31, 2005, 227,341 shares were available for issuance under the 1999 Restricted Stock and Restricted Stock Unit Plan. The number of shares available under this plan cannot be increased or “replenished” without stockholder approval. Of the shares available for future issuance under the Time Warner Inc. 1999 Stock Plan and the Time Warner Inc. 2003 Stock Incentive Plan, a maximum of 607,833 shares and 35,964,171 shares, respectively, may be awarded as restricted stock or restricted stock units as of December 31, 2005.

The Time Warner Inc. 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) was approved by the stockholders of Time Warner in May 2003. Under the 2003 Stock Incentive Plan, stock options (non-qualified and incentive), stock appreciation rights, restricted stock, and other stock-based awards, including restricted stock units, can be granted to employees, directors and consultants of the Company and its consolidated subsidiaries. Awards of restricted stock and other stock-based awards can be performance-based awards and have terms designed to meet the requirements of Section 162(m) of the Code. No incentive stock options or stock appreciation rights have been awarded under the 2003 Stock Incentive Plan. The exercise price of a stock option under the 2003 Stock Incentive Plan cannot be less than the fair market value of the Common Stock on the date of grant. The stock options generally become exercisable, or vest, in installments of 25% over a four-year period, subject to acceleration upon the occurrence of certain events such as death or disability, and expire ten years from the grant date. Participants in the 2003 Stock Incentive Plan awarded stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options. No more than 20% of the total 200 million shares of Common Stock that can be issued pursuant to the 2003 Stock Incentive Plan can be issued for awards of restricted stock and other stock-based awards paid through the issuance of shares of stock, such as restricted stock units. Awards of restricted stock and restricted stock units vest in amounts and at times designated at the time of award, and generally have vested over a four-year period. Awards of restricted stock and restricted stock units are subject to restrictions on transfer and forfeiture prior to vesting. In March 2006, the Compensation Committee approved amendments to the 2003 Stock Incentive Plan to clarify that (i) the number of shares available for award under the 2003 Stock Incentive Plan will be reduced by the total number of shares covered by awards of stock appreciation rights, (ii) stock appreciation rights generally can have a term of no more than ten years, and (iii) participants who are awarded stock appreciation rights do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock covered by the stock appreciation rights.

The Time Warner Inc. 1999 Stock Plan (the “1999 Stock Plan”) was approved by the stockholders of AOL in October 1999 and was assumed by the Company in connection with the AOL-Historic TW Merger in 2001. Under the 1999 Stock Plan, stock options (non-qualified and incentive), stock purchase rights, i.e., restricted stock and restricted stock units, can be granted to employees, directors and consultants of the Company and its consolidated subsidiaries. No incentive stock options have been awarded under the 1999 Stock Plan. The exercise price of a stock option under the 1999 Stock Plan cannot be less than the fair market value of the Common Stock on the date of grant. The stock options generally become exercisable, or vest, in installments of 25% over a four-year period, subject to acceleration upon the occurrence of certain events such as death or disability, and expire ten years from the grant date. No more than 5 million of the total 100 million shares of Common Stock that can be issued pursuant to the 1999 Stock Plan can be issued for awards of restricted stock and restricted stock units. Awards of restricted stock and restricted stock units vest in amounts and at times designated at the time of award, and generally have vested over a four- or five-year period. Awards of restricted stock and restricted stock units are subject to restrictions on transfer and forfeiture prior to vesting. The awards of stock options made to non-employee directors of the Company are made pursuant to the 1999 Stock Plan, which provides for an award of 8,000 stock options when a non- employee director is first elected to the Board of Directors and then annual awards of 8,000 stock options following the annual meeting of stockholders. Stock options awarded to non-employee directors vest in installments of 25% over a four-year period or earlier if the director does not stand for re-election or is not re-elected after being nominated. Holders of stock options awarded under the 1999 Stock

Plan do not receive dividends or dividend equivalents on the stock options.

The AOL Time Warner Inc. 1994 Stock Option Plan (the “1994 Plan”) was assumed by the Company in connection with the AOL-Historic TW Merger. The 1994 Plan expired on November 18, 2003 and stock options may no longer be awarded under the 1994 Plan. Under the 1994 Plan, nonqualified stock options and related stock appreciation rights could be granted to employees (other than executive officers) of and consultants and advisors to the Company and certain of its subsidiaries. No stock appreciation rights are currently outstanding under the 1994 Plan. The exercise price of a stock option under the 1994 Plan could not be less than the fair market value of the Common Stock on the date of grant. The outstanding options under the 1994 Plan generally become exercisable in installments of one-third or one-quarter on each of the first three or four anniversaries, respectively, of the date of grant, subject to acceleration upon the occurrence of certain events, and expire ten years from the grant date. Holders of stock options awarded under the 1994 Plan do not receive dividends or dividend equivalents on the stock options.

The Time Warner Inc. 1999 Restricted Stock and Restricted Stock Unit Plan (the “1999 Restricted Stock Plan”) was approved by the stockholders of Historic TW in May 1999 and was assumed by the Company in connection with the AOL-Historic TW Merger. The 1999 Restricted Stock Plan will terminate on May 19, 2009. Under the 1999 Restricted Stock Plan, awards of restricted stock and restricted stock units can be made to employees of the Company and its consolidated subsidiaries. Awards of restricted stock and restricted stock units vest in amounts and at times designated at the time of award, but at least 95% of the awards must vest at least three years after the date of award. Since 2004, most awards of restricted stock and restricted stock units have vested 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. Awards of restricted stock and restricted stock units are subject to restrictions on transfer and forfeiture prior to vesting. As of December 31, 2005, 227,341 shares were available for issuance under the 1999 Restricted Stock Plan. The number of shares available for issuance under the 1999 Restricted Stock Plan cannot be increased or “replenished” without stockholder approval.

The Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors (the “Directors’ Restricted Stock Plan”) was approved most recently in May 1999 by the stockholders of Historic TW and was assumed by the Company in connection with the AOL-Historic TW Merger. The Directors’ Restricted Stock Plan will terminate on May 19, 2009. The Directors’ Restricted Stock Plan provides for the award each year on the date of the annual stockholders meeting of either restricted stock or restricted stock units, as determined by the Board of Directors, to non-employee directors of the Company with value established by the Board of Directors. The awards of restricted stock and restricted stock units vest in equal annual installments on the first four anniversaries of the first day of the month in which the restricted stock or restricted stock units were awarded and in full if the director ends his or her service as a director due to (a) mandatory retirement, (b) failure to be re-elected after being nominated, (c) death or disability, (d) the occurrence of certain transactions involving a change in control of the Company and (e) with the approval of the Board of Directors on a case-by-case basis, under certain other designated circumstances. Restricted stock units also vest in full if a director retires from the Board of Directors after serving as a director for five years. If a non-employee director leaves the Board for any other reason, then his or her unvested restricted stock and restricted stock units are forfeited to the Company. The Board of Directors has determined that restricted stock units will be awarded in 2006.

The Time Warner Inc. Employee Stock Purchase Plan (the “ESPP”) was approved most recently in October 1998 by the stockholders of

AOL and was assumed by the Company in connection with the AOL-Historic TW Merger. Under the ESPP, employees of AOL and certain subsidiaries of AOL may purchase shares of the Company’s Common Stock at a 5% discount from the fair market value of the Common Stock on the last day of a six-month participation period. The purchases are made through payroll deductions during the participation period and are subject to annual limits.

Stock Ownership and Retention Policy

Consistent with the belief that linking the financial interests of the Company’s executives to those of the stockholders will result in enhanced stockholder value, in 2003, the Board of Directors established executive stock ownership guidelines. Under these guidelines, the Company’s executive officers are expected over time to own Company Common Stock valued at between two and five times their individual base salary amounts, depending on their position. In addition, in connection with this policy, beginning with the exercise of the stock options awarded in 2003, the Company’s senior management team must retain for at least twelve months shares of Company Common Stock representing at least 75% of the after-tax gain realized upon a stock option exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation). This stock retention requirement applies until one year after an individual subject to the policy leaves the Company.

Employment Arrangements

The Company has entered into employment agreements with each of the named executive officers.

The employment agreement with Mr. Parsons was entered into effective December 17, 2003 and has a term through May 15, 2008. Under the agreement, Mr. Parsons will serve as Chairman and Chief Executive Officer and the Company has agreed to include Mr. Parsons in the Company’s nominees for election as a director at each stockholders meeting and to use its best efforts to cause his election throughout the term of employment. Among other things, the agreement with Mr. Parsons provides for a minimum annual salary of $1.5 million, a discretionary cash bonus in the target amount of $5.5 million, and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to twice Mr. Parsons’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Parsons’ prior employment agreement to provide Mr. Parsons with life insurance benefits in the amount of $5 million through split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. The employment agreement provides that upon any termination of employment other than for “cause,” in addition to any other benefits, the Company will pay to Mr. Parsons or his survivors, if applicable, an amount equal to the additional benefits that would be paid under the Company’s pension plan(s) if Mr. Parsons had five additional years of service as an employee, with such payments to be made at the same time as payments are made under the pension plan. Mr. Parsons also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

The employment agreement with Mr. Bewkes was entered into effective December 22, 2003. The agreement provides for a minimum annual salary of $1 million (actual annual compensation was increased by the Compensation Committee to $1.25 million effective January 1, 2006), a discretionary cash bonus in a target amount of $5.0 million as established by the Compensation Committee in 2006, and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other Company benefit plans, including $50,000 of group life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Bewkes’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Bewkes’ prior employment agreement to provide Mr. Bewkes with life insurance benefits in the amount of $4 million through split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. In connection with the execution of the new employment agreement, Mr. Bewkes was awarded 500,000 shares of restricted stock, which will vest on December 31, 2007 provided Mr. Bewkes is still employed by the Company on that date. In the event of the Company’s material breach or termination of Mr. Bewkes’ employment without cause, this award of restricted stock will cease to vest on the effective date of the termination of active employment. Mr. Bewkes’ agreement also contains a provision that has no further effect as a result of Mr. Bewkes’ promotion to President and Chief Operating Officer effective January 1, 2006. The provision provided that if Don Logan had retired and Mr. Bewkes were not named President or sole Chief Operating Officer of the Company on or before January 1, 2006, then Mr. Bewkes would have had the right to resign his employment and thereafter remain an employee of the Company for an additional 12 months, receiving base salary and average annual bonus, but not have such termination of employment be considered a termination without cause. After the end of the base term of employment on December 31, 2007, the term of employment and the employment agreement continues, subject to termination by either party on 90 days notice. If the Company terminates Mr. Bewkes’ employment after that date, Mr. Bewkes will receive earned and unpaid base salary and a pro rata portion of an average bonus amount through the date of termination. Mr. Bewkes also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

The employment agreement with Mr. Logan was entered into with the division for which he served as Chairman and Chief Executive Officer prior to his election as an executive officer of the Company in July 2002. The agreement, which was assumed by the Company in 2002 and amended in October 2004, provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $4.5 million, and participation in Company stock option and other compensation and benefit plans, including $50,000 of group life insurance. In addition, the agreement provides for (1) life insurance benefits in the amount of $4 million to be provided by split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value and (2) a cash payment equal to two times the premium he would have to pay to obtain life insurance under the Company’s GUL insurance program in an amount equal to twice his salary. Mr. Logan’s agreement allows him to elect in September 2005 to terminate his active employment with the Company effective as of

January 1, 2006 and become a part-time employee of the Company through December 31, 2009 at an annual salary equal to $1.25 million, but with no bonus target. Mr. Logan retired from the position of Chairman, Communications and Media Group at the end of the day on December 31, 2005 and has become a part-time employee of the Company through December 31, 2009 at an annual salary equal to $1.25 million, providing transition and advisory services. The employment agreement contains non-competition provisions that restrict Mr. Logan from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company, including during any part-time employment or severance period. Mr. Logan will also serve as Chairman of Time Warner Cable Inc.

The employment agreement with Mr. Pace was entered into effective November 1, 2001 and was extended in 2005 to have a base term through December 31, 2007. The agreement provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $2 million, and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The agreement also provides that, following his retirement from the Company, Mr. Pace and his spouse will have access to medical insurance coverage through the Company that is substantially similar to the coverage afforded to active employees of the Company at that time, with the insurance premiums to be paid by Mr. Pace, or, if the Company is prevented by law from providing the medical insurance coverage, then the Company will reimburse Mr. Pace an annual payment equal to up to $15,000 (adjusted for changes in the CPI in place at December 1, 2001) for medical insurance premiums. The employment agreement contains non-competition provisions that restrict Mr. Pace from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination without cause or due to material breach by the Company. After the end of the base term of employment on December 31, 2007, Mr. Pace will become a part-time employee of the Company, providing advisory services through December 31, 2009 at an annual salary equal to $1 million.

The employment agreement with Mr. Cappuccio was entered into effective March 1, 2001 and had an original base term of employment ending on June 30, 2005. The agreement provides for a minimum annual salary of $750,000 (actual annual salary was increased to $1 million in 2004 by the Compensation Committee), a discretionary cash bonus in a target amount of $2 million as established by the Compensation Committee in 2004, and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Mr. Cappuccio from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following a termination without cause or due to material breach by the Company. After the end of the base term of employment on June 30, 2005, the term of employment and the employment agreement continues, subject to termination by either party on 60 days notice. Any such termination of the agreement by the Company (other than a termination of employment for “cause”) would be considered a termination of Mr. Cappuccio’s employment without cause and would result in the treatment described below.

The agreements with each of Messrs. Parsons, Bewkes, Logan, Pace and Cappuccio include a narrow definition of the “cause” for which the executive’s employment may be terminated, and in that event, the executive will only receive earned and unpaid base salary accrued through the date of termination. These agreements provide that in the event of the Company’s material breach or termination of the executive’s employment without “cause,” the executive will be entitled to elect either (a) to receive a lump-sum payment equal to the present value of the salary and an average bonus amount otherwise payable for, as applicable, (x) the lesser of the remaining portion of the executive’s term of employment and three years (Messrs. Parsons and Bewkes), (y) the greater of the remaining portion of the executive’s term of employment and two years (Messrs. Pace and Cappuccio), and (z) the period ending December 31, 2009 (Mr. Logan) or (b) to remain an employee of the Company through the end of the applicable period and, without having to perform any services, receive compensation as if there had been no breach or termination (except that Mr. Logan would not receive any payment based on an average bonus amount for any period after December 31, 2006). These executives are not required to mitigate damages after such a termination, other than as necessary to prevent the Company from losing any tax deductions to which it otherwise would have been entitled for any payments deemed to be “contingent on a change” of control under the Internal Revenue Code. These agreements also provide that in the event of the Company’s material breach or termination of the executive’s employment without cause, a portion or all of the unvested stock options granted to such executive will vest and some or all of the vested stock options will remain exercisable for a period of time longer than would generally apply to stock options awarded by the Company. Pursuant to the terms of their restricted stock agreements and restricted stock units agreements, a pro rata portion of the restricted stock and restricted stock units awarded to the individual would generally vest in the event of the Company’s material breach or a termination of the executive’s employment without cause. The agreements for Messrs. Parsons, Bewkes, Logan, Pace and Cappuccio also provide that the Company would provide the executive the use of office facilities and secretarial services for up to either one year (Messrs. Parsons, Bewkes and Logan) or six months (Messrs. Pace and Cappuccio) following the effective date of a termination of employment due to the Company’s material breach or without cause.

If any of Messrs. Parsons, Bewkes, Pace or Cappuccio should become disabled during the term of his employment agreement, the executive will receive full salary for six months and then 75% thereof through the end of the employment term. Any such payments will be reduced by amounts received from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company. If an executive dies during the term of an employment agreement, the executive’s beneficiaries will receive the executive’s earned and unpaid salary to the last day of the month in which the death occurs as well as a pro-rated bonus amount.

Deferred Compensation

The Company’s deferred compensation plan generally permits employees whose annual cash compensation exceeds a designated threshold (including each of the named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date. During the deferral period, the participant selects the crediting rate applied to the deferred amount from the array of third-party investment vehicles that are offered under the Company’s Section 401(k) savings plans. Prior to 2001, pursuant to their employment agreements then in place, Historic TW made contributions for each of Messrs. Parsons, Bewkes and Logan to separate non-current compensation accounts maintained in a grantor trust or comparable amounts were credited under the deferred compensation plan. The accounts maintained in the grantor trust are invested by a third-party investment manager and the accrued amount for each individual will be paid to the individual following the individual’s termination of employment in accordance with the terms of the deferred compensation arrangements. Effective beginning January 2001, the Company stopped making these contributions, but existing accounts in the grantor trust continue to be invested and amounts credited through the deferred compensation plan continue to track the crediting elections. There is no guaranteed rate of return on accounts maintained under either of these deferred compensation arrangements. In addition, under their current employment agreements, each of Messrs. Parsons and Bewkes may elect to defer receipt of all or a portion of their annual cash bonus and may choose to have the amount deferred credited either to the non-current compensation accounts in the grantor trust or under the Company’s deferred compensation plan.

Time Warner Pension Plan

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed and assumed by the Company in connection with the AOL-TW Merger (the “Amended Pension Plan” and, together with the Old Pension Plan, the “Pension Plans”). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

Under the Amended Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code of 1986, as amended). Eligible employees become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

Under the Old Pension Plan, a participant accrues benefits on the basis of 1 2/3% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and  1/2% for each year of service over 30. Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”).

Under the Amended Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. Under the Old Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (“early retirement”). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company has adopted the Time Warner Excess Benefit Pension Plan (the “Excess Plan”). The Excess Plan provides for payments by the Company of certain amounts which employees of the Company would have received under the Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions.

The following table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications under the Amended Pension Plan. The amount of the estimated annual pension is based upon a pension formula that applies to all participants in both the Amended Pension Plan and the Excess Plan. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the Pension Plans on December 31, 1977. The estimated amounts are based on the assumption that payments under the Amended Pension Plan will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the Amended Pension Plan will continue in force in its present form, that the maximum compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Plan from the Company’s assets and are included in the amounts shown in the following table.

	Estimated Annual Pension for Years of Benefit Service
Highest Consecutive Five Year Average Compensation	5	10	15	20	25	30	35
$200,000	$15,624	$31,247	$46,871	$62,495	$78,119	$93,742	$93,742
250,000	19,799	39,597	59,396	79,195	98,994	118,792	118,792
300,000	23,974	47,947	71,921	95,895	119,869	143,842	143,842
350,000	28,149	56,297	84,446	112,595	140,744	168,892	168,892
400,000	28,149	56,297	84,446	112,595	140,744	168,892	168,892

The amount of covered compensation that would be considered in the determination of the highest five consecutive full or partial years of compensation under the Pension Plans and the Excess Plan for each of Messrs. Parsons, Bewkes, Pace and Cappuccio is limited as a result of the imposition of the limitations on eligible compensation. The estimated annual benefits payable under the Amended Pension Plan and the Excess Plan, as of February 1, 2006, would be based on average compensation of $350,000 for each of Messrs. Parsons, Bewkes, Pace and Cappuccio, with 11.2, 25.9, 4.2 and 5.1 years of benefit service, respectively. In addition, pursuant to his employment agreement, Mr. Parsons will be entitled to receive supplemental payments from the Company that will achieve a total retirement benefit equal to what he would have received if he had five additional years of benefit service under the Amended Pension Plan. The estimated annual pension payable to Mr. Bewkes under the Old Pension Plan and the Excess Plan upon retirement based on the indicated remuneration and years of service would be $176,800. This amount is greater than the estimated annual benefit payable under the Amended Pension Plan and the Excess Plan.

Comparison of Cumulative Total Returns

The chart below compares the performance of the Company’s Common Stock with the performance of the S&P 500 Index and a peer group index (the “Peer Group Index”) by measuring the changes in common stock prices from January 12, 2001, the first day of trading of the Company’s Common Stock after the Merger Date, plus reinvested dividends and distributions through 2005. Pursuant to the SEC’s rules, the Company created a peer group index with which to compare its own stock performance since a relevant published industry or line-of-business index does not exist. The Company has selected a grouping of companies that have lines of business similar to its own. Because of the Company’s involvement in a broad mix of several major media, Internet and entertainment businesses and the fact that no other public companies are engaged in all of these businesses, no grouping could closely mirror the Company’s businesses or weight those businesses to match the relative contributions of each of the Company’s business units to the Company’s performance. All of the companies included in the Peer Group Index are engaged in only some of the businesses in which the Company is engaged and some are also engaged in businesses in which the Company does not participate. The common stocks of the following companies have been included in the Peer Group Index: Comcast Corporation, Cox Communications, Inc. (through December 8, 2004, the last date on which its shares were publicly traded before the conclusion of a cash tender offer), The McGraw-Hill Companies, Inc., The News Corporation Limited, Viacom Inc., The Walt Disney Company and Yahoo! Inc. The chart assumes $100 was invested on January 12, 2001 in each of the Company’s Common Stock, the S&P 500 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a monthly basis and quarterly market capitalization weighting. The Company began paying a quarterly dividend of $0.05 per share during the third quarter of 2005.

Comparison of Cumulative Total Returns

Value at	Company Common Stock	Peer Group Index	S&P 500 Index
January 12, 2001	$100	$100	$100
June 30, 2001	110	93	93
December 31, 2001	67	78	88
June 30, 2002	31	63	77
December 31, 2002	27	65	69
June 30, 2003	33	76	77
December 31, 2003	37	87	88
June 30, 2004	37	85	92
December 31, 2004	40	93	98
June 30, 2005	35	84	98
December 31, 2005	37	83	103

Additional Information

As disclosed in the Company’s proxy statement in connection with the 2002 annual meeting of stockholders, during 2001, in connection with their acquisition of certain literary/production and intellectual property rights to prospective film projects from subsidiaries of the Company, entities wholly owned by Mr. Turner (“TTFP”) entered into arrangements with other subsidiaries of the Company relating to the distribution of these projects upon their completion. During 2002 and 2003, these subsidiaries promoted and distributed a completed project and have certain rights into the future. The Company’s subsidiaries are entitled to receive a fee and recoup their costs from the gross receipts of the project and/or from TTFP. In addition, effective January 1, 2003, an entity wholly owned by Mr. Turner entered into an arrangement with another subsidiary of the Company providing for the administration of the musical compositions from these film projects and for payment to the Company subsidiary for rendering these services. Mr. Turner’s son and son-in-law each indirectly owns minority interests in the acquisition company that in 2004 acquired an approximately 90% ownership interest in the Company’s winter sports teams and the operating rights to Philips Arena.

Mr. Parsons, Chairman and Chief Executive Officer of the Company, employs a personal assistant to perform responsibilities that are both personal and occasionally business-related who uses a small office at the Company’s facilities. For 2005, Mr. Parsons paid the Company $7,143 for the use of this space, based on the Company’s cost. Kenneth J. Novack, a director of the Company, is Senior Counsel to the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mintz Levin was retained by the Company during 2005. Fees paid to Mintz Levin were less than 5% of the firm’s gross revenues for its last fiscal year.

Certain Litigation. As of March 2006, 11 shareholder derivative actions have been filed. Three have been filed in New York State Supreme Court for the County of New York, four have been filed in the United States District Court for the Southern District of New York and four have been filed in the Court of Chancery of the State of Delaware for New Castle County. These suits name certain current and former directors and officers of the Company as defendants, as well as the Company as a nominal defendant. The complaints allege that the defendants breached their fiduciary duties by causing the Company to issue corporate statements that did not accurately represent that America Online had declining advertising revenues and by failing to conduct adequate due diligence in connection with the AOL-Historic TW Merger, that the AOL-Historic TW Merger was not generating the synergies anticipated at the time of the announcement of the AOL-Historic TW Merger, and that the Company inappropriately delayed writing down more than $50 billion of goodwill, thereby exposing the Company to potential liability for alleged violations of federal securities laws. The lawsuits further allege that certain of the defendants improperly sold their personal holdings of Company securities. The lawsuits request that all proceeds from any improper sales of the Company’s Common Stock, all expenses incurred by the Company as a result of the defense of certain shareholder class actions discussed below, and any improper salaries or payments be returned to the Company. On May 2, 2003, the three lawsuits filed in New York State Supreme Court were dismissed on forum non conveniens grounds and plaintiffs’ time to appeal has expired. The four lawsuits pending in the U.S. District Court for the Southern District of New York have been centralized for coordinated or consolidated pre-trial proceedings with certain other related federal cases, some of which are described below. On October 6, 2004, plaintiffs filed an amended consolidated complaint in three of these four cases. The parties have reached an understanding to resolve these matters, subject to definitive documentation and necessary court approvals.

In addition, as of March 2006, over 30 shareholder class actions (all of which have been consolidated) and numerous individual lawsuits have been filed against one or more of the Company, certain current and former executives of the Company and certain current and former directors of the Company, among other defendants, claiming, among other things, violations of federal and state securities laws based on allegations similar to those made in the shareholder derivative actions discussed above. The Company reached an agreement with the lead plaintiff in the consolidated securities class actions to settle those cases, and the parties are now awaiting final approval of that settlement from the Court. During 2004 and 2005, the Company’s accounting and financial disclosure practices were the subject of investigations by the SEC and the U.S. Department of Justice, both of which have now been settled. These matters, including the terms of the settlements of the consolidated securities class actions and of the government investigations, are discussed in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”). In connection with the SEC’s investigation, Mr. Pace, Executive Vice President and Chief Financial Officer of the Company, also reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty.

In connection with the Company’s indemnification obligations (described below), the Company, or its insurer, has advanced and the Company will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in connection with various litigation and proceedings, including the derivative litigation described above, the securities class-action and individual shareholder lawsuits and the government investigations and other matters described in the 2005 Form 10-K. Certain executive officers and directors have retained their own counsel with respect to these matters and others are represented by the Company’s counsel. For the year ended December 31, 2005, the Company, or its insurer, advanced the following amounts for the representation of individual executive officers and directors: Mr. Cappuccio, $172,602; Mr. Case, $249,334; Mr. Gilburne, $175,181; Mr. Novack, $544,925; Mr. Pace, $840,000; Mr. Parsons, $360,000; and Mr. Turner, $410,791.

As described in the 2005 Form 10-K, during 2005, the Company reached an agreement with the carriers on its directors and officers insurance policies in connection with the securities and derivative action matters described above. As a result of this agreement, in the first quarter of 2006, the Company received approximately $185 million of additional recoveries under the policies.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. The Company has purchased insurance that covers its directors and officers for liabilities incurred by them in their capacities as directors and officers of the Company and its subsidiaries. Under this insurance program, the Company is reimbursed for payments made to directors or officers as required or permitted by the indemnification provisions of the Company’s By-laws and Delaware law. This insurance also provides coverage under certain circumstances to individual directors and officers if they are not indemnified by the Company. The insurance coverage has certain exclusions including, but not limited to, acts determined to be deliberately criminal or fraudulent, or which have resulted in personal profit or advantage to which the individual was not legally entitled.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of 11 nominees. Each of the nominees is currently serving as a director of the Company and was elected by the stockholders at the Company’s 2005 annual meeting of stockholders. Miles R. Gilburne, R.E. Turner and Carla A. Hills will not stand for reelection at the Annual Meeting and will retire from the Board of Directors at the Annual Meeting, at which time the number of directors constituting the Board of Directors will be reduced to 11.

Information about these nominees is provided above under the heading “Directors.” The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 11 nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

The Board of Directors recommends a vote FOR the election of the 11 director nominees listed below.

James L. Barksdale

Stephen F. Bollenbach

Frank J. Caufield

Robert C. Clark

Jessica P. Einhorn

Reuben Mark

Michael A. Miles

Kenneth J. Novack

Richard D. Parsons

Francis T. Vincent, Jr.

Deborah C. Wright

Vote Required for Approval

A plurality of the votes duly cast by the holders of Common Stock and Series LMCN-V Stock, voting together, is required for the election of directors.

PROPOSAL TWO: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2006 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors since the AOL-TW Merger in 2001 and both America Online and Historic TW and their subsidiaries as independent auditors for many years prior to that. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit and Finance Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditors.

PROPOSAL THREE: Approval of Time Warner Inc. 2006 Stock Incentive Plan

General

The Company is proposing for stockholder approval the Time Warner Inc. 2006 Stock Incentive Plan (the “2006 Plan”) pursuant to which various types of stock-based incentives may be awarded to selected participants, including employees, officers, and directors of the Company and its consolidated subsidiaries. The Company intends to make awards under the 2006 Plan to its employees in the United States and certain foreign jurisdictions. The Company believes that the awards made under the 2006 Plan will help retain and motivate the recipients to exert their best efforts on behalf of the Company and its affiliates, thus benefiting the Company.

The Company believes that equity-based incentive awards are crucial to recruit and retain employees, as well as an important means of aligning employee interests with those of the Company’s stockholders. As of March 16, 2006, there were 69.15 million shares of Common Stock available under the two primary equity plans the Company makes awards from, with 31.62 million shares available under the 1999 Stock Plan and 37.53 million shares available under the 2003 Stock Incentive Plan. Of the 69.15 million total shares of Common Stock available under these plans as of March 16, 2006, the Company could make awards of restricted stock or restricted stock units of up to 33.5 million shares, with 607,833 shares from the 1999 Stock Plan and 32.9 million shares from the 2003 Stock Incentive Plan. The Company also can award approximately 150,000 shares from the 1999 Restricted Stock and Restricted Stock Unit Plan. In addition, during 2006, the Company can award up to 137,547 shares under the Time Warner Inc. 1988 Non-Employee Directors’ Restricted Stock and Restricted Stock Unit Plan, which contains a replenishment feature that establishes .003% of the shares of Common Stock outstanding on December 31 of the prior calendar year as the maximum number of shares available for issuance each year. This plan expires in May 2009.

As reflected in the table set forth immediately below, as of the end of 2005, the exercise prices of approximately 41.3% of the Company’s outstanding stock options were above $30.00 and, thus, are significantly in excess of the market price. See also “Executive Compensation — Equity Compensation Plan Information.” As of March 16, 2006, the Company has approximately 600.27 million stock options outstanding, with a weighted average remaining contractual term of 5.7 years and weighted average exercise price of $29.44, and approximately 10.79 million unvested restricted stock awards or restricted stock units outstanding. The Company has not repriced its stock options and does not intend to do so. The Company is seeking stockholder approval of the 2006 Plan so that it has the ability to award incentives to appropriately recruit, retain and reward the women and men who are instrumental to the success of its business efforts. In making awards from the 2006 Plan, the Company will balance the goals of retaining and motivating employees with the interests of stockholders in limiting dilution from equity plans. As described below, the maximum number of shares of Common Stock with respect to which awards can be made from the 2006 Plan during a calendar year is 1.5% of the number of shares of Common Stock outstanding on December 31 of the preceding year. See “Description of the 2006 Plan — Shares Subject to the Plan.”

The following table provides information about the Company’s stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/05	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable as of 12/31/05	Weighted- Average Exercise Price
	(thousands)			(thousands)
Under $10.00	16,543	1.56	$4.48	16,352	$4.49
$10.01 to $15.00	112,177	4.77	11.40	79,366	11.76
$15.01 to $20.00	130,939	7.88	17.46	32,985	17.05
$20.01 to $30.00	87,226	5.18	25.79	72,700	25.63
$30.01 to $45.00	37,457	4.59	38.14	37,365	38.16
$45.01 to $50.00	137,838	4.65	48.03	136,008	48.03
$50.01 to $60.00	53,916	4.50	56.90	53,158	56.89
$60.01 to $90.00	14,515	4.62	68.39	14,515	68.39
$90.01 and above	76	3.96	96.72	76	96.72

Total	590,687	5.36 years	$30.48	442,525	$34.83

Stockholder approval of the 2006 Plan will also constitute approval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may be based under the 2006 Plan; (ii) the annual per-participant limit of 2,000,000 shares of Common Stock underlying awards that may be made under the 2006 Plan; (iii) the annual per-participant limit of 600,000 shares of Common Stock for grants of restricted stock or other stock-based awards payable in shares of Common Stock other than stock options and stock appreciation rights (collectively, “stock-based awards”); (iv) the annual per-participant limit of $10 million for other stock-based awards that are not denominated or payable in shares of Common Stock (“non-stock denominated awards”); and (v) the classes of employees eligible to receive awards under the 2006 Plan. See “— Tax Status of 2006 Plan Awards — Section 162(m).”

Executive Stock Retention Requirements

Consistent with the Company’s stock retention guidelines discussed above, a holding requirement will be imposed on certain senior corporate executives in connection with the exercise of stock options under the 2006 Plan. It is expected that such persons’ award agreements will require them to retain for at least twelve months shares of Common Stock representing at least 75% of 50% of the gain realized upon the exercise of a stock option awarded under the 2006 Plan, after paying the exercise price.

Performance-Based Awards for Executives

As described above, in February 2006, the Compensation Committee adopted a policy to link a portion of “full-value stock awards” to performance. Pursuant to this policy, beginning in 2007, at least 50% of the “full-value stock awards” made to senior corporate executives, i.e., the CEO, President and Executive Vice Presidents, will be performance-based, such that the achievement of performance measures will determine the size of the award and/or how much of or whether the award vests. For purposes of this policy, “full-value stock awards” include restricted stock, restricted stock units and other stock-based awards, but do not include stock options or stock appreciation rights. Beginning with awards made in 2007, this policy will apply to awards made under the 2006 Plan and to awards made under the Company’s existing equity plans. In connection with awards made under the policy, the Compensation Committee will choose from the measures set forth in the 2006 Plan in a manner that complies with the requirements of Section 162(m) of the Code.

Description of the 2006 Plan

The description of the 2006 Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the 2006 Plan itself. The complete text of the 2006 Plan is attached as Annex A to this Proxy Statement. The Board of Directors has approved the 2006 Plan, effective March 23, 2006, subject to stockholder approval.

Shares Subject to the Plan

•	The total number of shares of Common Stock that may be issued under the 2006 Plan is 150,000,000 (representing approximately 3.3% of the Common Stock outstanding at December 31, 2005) of which no more than 30% may be issued in the form of restricted stock or other stock-based awards payable in shares of Common Stock.

•	The maximum number of shares with respect to which awards may be granted during each calendar year to any given participant may not exceed 2,000,000 shares of Common Stock, provided that the maximum number of shares of Common Stock that may be awarded in the form of restricted stock or other stock-based awards payable in shares of Common Stock during any calendar year to any participant is 600,000.

•	The maximum aggregate number of shares of Common Stock with respect to which awards may be made during a calendar year is 1.5% of the number of shares of Common Stock outstanding on December 31 of the preceding year, net of any shares subject to awards (or portions thereof) that, during the year, terminate or lapse without payment of consideration.

The Company will reserve the number of shares of Common Stock necessary to satisfy the maximum number of shares that may be issued under the 2006 Plan. The shares of Common Stock underlying any stock option that expires, terminates or is cancelled for any reason without being exercised or the payment of consideration (or without being deemed exercised upon exercise of a related stock appreciation right) will again become available for awards under the 2006 Plan. The number of shares available for issuance under the 2006 Plan will be reduced by the full number of shares covered by awards granted under the 2006 Plan (including, without limitation, the full number of shares covered by any stock appreciation right, regardless of whether any such stock appreciation right is ultimately settled in cash or by the issuance of shares); provided, however, that the number of shares covered by awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration thereof (but not including shares that are forfeited after the actual issuance of such shares to a participant) will again become available for issuance under the 2006 Plan. For example, an award of 1,000 stock appreciation rights under the 2006 Plan would reduce the remaining shares available for new awards under the 2006 Plan by 1,000 shares, regardless of whether the 1,000 stock appreciation rights are ultimately settled using shares of Common Stock or a cash payment. If 300 of the previously granted stock appreciation rights are ultimately forfeited prior to exercise (and thus without the payment of any consideration in respect thereof), then the 300 shares covered by those forfeited stock appreciation rights would again become available for grants of new awards under the 2006 Plan.

Stock Options and Stock Appreciation Rights.    The Compensation Committee of the Company’s Board of Directors may award nonqualified or incentive stock options under the 2006 Plan. Options granted under the 2006 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than ten years after it is granted. Participants awarded stock options will not receive dividends or dividend equivalents or have any voting rights with respect to shares of Common Stock underlying the stock options. The Compensation Committee currently intends to grant stock option awards that generally become exercisable in installments of 25% on the first four anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events, including the participant’s termination of employment due to death, disability or retirement (as defined in an award agreement).

The exercise price per share of Common Stock for any stock option awarded will not be less than the fair market value of a share of Common Stock on the day the stock option is granted. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid in cash or its equivalent, in shares of Common Stock having a fair market value equal to the aggregate stock option exercise price; partly in cash and partly in shares of Common Stock; or through the delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the stock option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of Common Stock being purchased.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of Common Stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. A stock appreciation right will generally not be exercisable for a period of more than ten years after it is granted. Participants awarded stock appreciation rights will not receive dividends or dividend equivalents or have any voting rights with respect to shares of Common Stock covered by the stock appreciation rights. Each stock appreciation right granted independent of a stock option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, times (ii) the number of shares of Common Stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender the stock option and to receive such amount. Payment will be made in shares of Common Stock and/or cash (any share of Common Stock valued at fair market value), as determined by the Compensation Committee.

No Repricing.    The 2006 Plan prohibits the repricing of stock options or stock appreciation rights awarded under the 2006 Plan.

Restricted Stock.    The Compensation Committee will determine the number of shares of restricted stock to grant to a participant, the duration of the period during which, and the conditions, if any, under which the restricted stock may be forfeited to the Company and the other terms and conditions of restricted stock awards. Not less than 95% of the shares of restricted stock under the 2006 Plan will remain subject to forfeiture for at least three years from the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part under certain circumstances. Certain restricted stock awards granted under the 2006 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m) of the Code. Such awards will be based on one or more of the performance criteria set forth below.

Other Stock-Based Awards.    The Compensation Committee, in its sole discretion, may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, the Common Stock. Such stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. For stock-based awards settled in shares of Common Stock that are subject to time-based vesting, not less than 95% of such stock-based awards will vest and become payable at least three years after the date of grant, subject to earlier vesting in whole or in part under certain circumstances, and for stock-based awards settled in shares of Common Stock that are subject to vesting upon the attainment of performance objectives, the minimum performance period will be one year. The maximum amount of other stock-based awards that may be granted during a calendar year to any participant is: (x) with respect to other stock-based awards that are denominated or payable in shares of Common Stock, 600,000 shares and (y) with respect to non-stock denominated awards, $10 million. An example of a stock-based award that the Compensation Committee expects to award under this provision is restricted stock units, which represent a contingent right to receive a share of Common Stock upon satisfaction of the applicable vesting conditions. The Compensation Committee currently intends to grant restricted stock units that become fully vested upon the participant’s termination of employment due to death, disability or retirement (as defined in an award agreement).

Performance-Based Awards.    Certain stock awards, stock-based awards and non-stock denominated awards granted under the 2006 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m) of the Code. Such awards (“Performance-Based Awards”) shall be based on one or more of the following performance criteria: (i) operating income before depreciation and amortization; (ii) operating income; (iii) earnings per share; (iv) return on shareholders’ equity; (v) revenues or sales; (vi) free cash flow; (vii) return on invested capital; and (viii) total shareholder return. With respect to Performance-Based Awards, (i) the Compensation Committee will establish the objective performance goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period of service has elapsed) and (ii) as required by Section 162(m) of the Code, no awards will be granted to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

Non-Employee Director Awards.    The Company does not currently expect to make awards under the 2006 Plan to its non-employee directors. In the event non-employee directors are granted awards under the 2006 Plan, such awards are required to be made pursuant to formulas established by the Company’s Board of Directors in advance of the grant and may be made at the time a non-employee director first joins the Board and, thereafter, in annual grants at or following the annual meeting of stockholders. The formulas used for the grants can include any one or more of the following: (i) a fixed number of options or stock appreciation rights; (ii) a fixed number of shares of restricted stock or a number of shares of restricted stock determined by reference to a fixed dollar amount (calculated based on the fair market value of a share of Common Stock on the date of grant); and (iii) other stock-based awards determined either by reference to a fixed number of shares of Common Stock or to a fixed dollar amount (calculated based on the fair market value of a share of Common Stock on the date of grant), including restricted stock units.

Adjustments Upon Certain Events.    In the event of any stock dividend or split, reorganization, recapitalization, merger, spin-off, share exchange or any other similar transaction, the Compensation Committee, in its sole discretion, shall (subject to limitations due to Section 409A of the Code) adjust (i) the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the 2006 Plan or pursuant to outstanding awards; (ii) the maximum number of shares for which awards (including limits established for restricted stock or other stock-based awards) may be granted during a calendar year to any participant; (iii) the option price or exercise price of any stock appreciation right; and/or (iv) any other affected terms of such awards.

Upon the occurrence of a change in control of the Company (as defined in the 2006 Plan), the 2006 Plan provides that the Compensation Committee may (subject to limitations due to Section 409A of the Code) (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award; (ii) cancel awards for fair value; (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2006 Plan as determined by the Compensation Committee in its sole discretion; or (iv) provide that for a period of at least 30 days prior to the change in control, such stock options will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options will terminate. The Compensation Committee currently intends to grant stock options that provide that, in the event of a change in control (subject to the limitations due to Section 409A of the Code), the unvested portion of the stock option will immediately become vested upon the earlier of (i) the first anniversary of the change in control or (ii) the participant’s termination of employment (A) by the Company other than for cause or (B) by the participant for good reason, as defined in the applicable award agreements.

Administration.    The 2006 Plan is administered by the Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee of the

Committee consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the New York Stock Exchange listed company rules, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code, “outside directors” within the meaning thereof. The Committee is authorized to interpret the 2006 Plan, to establish, amend and rescind any rules and regulations relating to the 2006 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2006 Plan.

Amendment and Termination.    The Board of Directors or the Compensation Committee may amend, alter or discontinue the 2006 Plan, but no amendment, alteration or discontinuation shall be made (i) without the approval of the stockholders of the Company, if such action would increase the total number of shares of Common Stock reserved for the purposes of the 2006 Plan or increase the maximum number of shares of restricted stock or other stock-based awards that may be awarded thereunder, or increase the maximum number of shares for which awards may be granted to any participant; (ii) without the consent of a participant, if such action would diminish any of the rights of the participant under any award previously granted to the participant under the 2006 Plan; or (iii) without stockholder approval, to the provision relating to repricing of options or stock appreciation rights to permit such repricing. No new awards may be made under the 2006 Plan after the fifth anniversary of this Annual Meeting.

If the Committee determines that any awards made under the 2006 Plan will be taxable to a participant under Section 409A of the Code and related Department of Treasury guidance, then prior to exercise of stock options or stock appreciation rights by such participant or payment of other awards to such participant, the Committee may amend the 2006 Plan and any outstanding awards, including retroactively, if the Committee determines it is necessary or appropriate to do so to preserve the intended tax treatment of the awards granted under the 2006 Plan. The Committee also may take other actions it determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

Transferability.    To the extent permitted by the award agreement, stock options and stock appreciation rights will be transferable to family members by gift. Stock options and stock appreciation rights will be transferable by will or the laws of descent and distribution upon the death of the holder.

Awards Under the 2006 Plan

No awards have been made under the 2006 Plan. As stated above, any awards under the 2006 Plan will be determined by the Compensation Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future under the 2006 Plan. Stock options awarded to the named executive officers in 2005 under the Company’s existing plans are set forth under “Executive Compensation — Stock Option Grants During 2005.” In addition, nonqualified stock options covering an aggregate of 1,990,000 shares of Common Stock were awarded during 2005 to the Company’s current executive officers as a group (8 people) and approximately 53 million nonqualified stock options were awarded during 2005 to all employees other than current executive officers. Restricted stock units awarded to the named executive officers in 2005 under the Company’s existing plans are set forth under “Executive Compensation — Restricted Stock and Restricted Stock Unit Grants During 2005.” In addition, restricted stock units representing an aggregate of 545,500 shares of Common Stock were awarded during 2005 to the Company’s current executive officers as a group (8 people) and approximately 3.8 million restricted stock units or restricted stock awards were awarded during 2005 to all employees other than current executive officers. No awards of restricted stock were made to current executive officers during 2005. It is anticipated that awards of restricted stock units will be made in the future.

Tax Status of 2006 Plan Awards

The following discussion of the U.S. federal income tax status of awards under the 2006 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options.    If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to the Company at such time. At the time of exercise (other than by delivery of shares of Common Stock to the Company), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount. If a stock option is exercised by delivering Common Stock to the Company, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares of Common Stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options.    If the option is an incentive stock option, no income is realized by the participant upon award or exercise of the option, and no deduction is available to the Company at such times. If the Common Stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Common Stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights.    No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company will be entitled to a deduction of equivalent value.

Restricted Stock; Stock Awards.     Subject to Section 162(m) of the Code, discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant by the Company to the participant of a restricted stock award as permitted under Section 83(b) of the Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any part of a stock award distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m) of the Code.

Restricted Stock Units.    Subject to Section 162(m) of the Code, discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock units at the time the restricted stock units vest and shares of Common Stock are issued. Section 83(b) of the Code is not applicable to restricted stock units. The value of any part of a stock award distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m) of the Code.

Section 162(m).    Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers in any taxable year of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which Performance-Based Awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and Performance-Based Awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Common Stock on the date of grant.

Section 409A.    The American Jobs Creation Act of 2004 introduced a new section of the Internal Revenue Code (“Section 409A”) covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2006 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A of the Code. The 2006 Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the 2006 Plan participants under Section 409A of the Code. As described above, the Committee may amend the 2006 Plan and outstanding awards to preserve the intended benefits of awards granted under the 2006 Plan and to avoid the imposition of an additional tax under Section 409A of the Code. In addition, no award under the 2006 Plan can be granted, deferred, accelerated (including pursuant to the change of control provisions described above), extended, paid out or modified under the 2006 Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code on a participant. If a payment with respect to an award would result in tax liability to the participant under 409A of the Code, the Company will not make the payment when otherwise required and instead will make the payment on the first day that payment would not result in the tax liability.

Other Information and Conclusion

On March 24, 2006, the closing sale price of the Common Stock, as reported on the New York Stock Exchange, was $17.00 per share.

The Company believes that its best interests will be served by the approval of the 2006 Plan. The 2006 Plan will enable the Company to be in a position to continue to grant long-term incentive awards to employees and directors, including those who through promotions and development of the Company’s business will be entrusted with new and more important responsibilities, while preserving, where appropriate, the tax deductibility of these awards.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the 2006 Plan.

The Board of Directors recommends a vote FOR approval of the Time Warner Inc. 2006 Stock Incentive Plan.

STOCKHOLDER PROPOSALS

PROPOSAL FOUR: Proposal Regarding Simple Majority Vote

Mr. William Steiner, 112 Abbotsford Gate, Piermont, NY 10968, the beneficial owner of 5,800 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support thereof are set forth below:

Proposal 4 – Adopt Simple Majority Vote

RESOLVED: Shareholders recommend that our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote to the greatest extent possible. This proposal is focused on precluding voting requirements higher than approximately 51% wherever practicable.

75% yes-vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org, with $3 trillion invested by members, formally recommends adoption of this proposal topic.

End Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example if 79% vote to improve our corporate governance and only 1% vote no – only 1% could force their will on the overwhelming 79% majority.

This proposal does not address a majority vote requirement in director elections – an issue gaining a groundswell of support as a separate ballot item.

Progress Begins with One Step

It is important to take one forward step and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“F” in Overall Board Effectiveness.

“F” in CEO Compensation.

“D” in Takeover Defenses.

“D” in Accounting.

“D” in Strategic Decisionmaking.

Overall Governance Risk Assessment = High

•	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

•	We had to marshal an awesome 80% shareholder vote to make certain key governance improvements – Entrenchment concern.

•	Cumulative voting was not allowed.

•	There are too many active CEOs on our board with 6 – Independence concern and over-commitment concern.

•	Four directors had non-director relationships with our company – Independence concern.

•	Four directors served on 4 to 6 boards each – Over-commitment concern.

Additionally:

•	Three of our directors were rated “problem directors” by The Corporate Library:

(1) Mr. Caufield – because he chaired the our Board’s executive compensation committee, which received a CEO Compensation grade of “F” by TCL.

(2) Mr. Parsons – because he chaired the Citigroup executive compensation committee with a track record of overcompensation.

(3) Amb. Hills – due to the significant losses of shareholder value that occurred at Time Warner, Lucent Technologies and American International Group (AIG) during her director tenure. This is compounded by her service as the Chair of our Board’s Nominating & Corporate Governance Committee.

•	The Corporate Library had further concerns: This is a stalled board at best at a company that never fully recovered from its disastrous merger with AOL. CEO pay levels are among the highest relative to actual performance, one of the clearest indicators TCL knows of board weakness and an overall absence of effective strategic focus.

The above number of less-than-best practices above reinforce the reason to take one step forward now and adopt simple majority vote.

Adopt Simple Majority Vote

Yes on 4

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates and understands the concerns of the proponent regarding meaningful stockholder voting and effective corporate governance practices. The Board believes, however, that there are important contractual, regulatory and governance reasons for retaining the limited super-majority voting provisions in the Company’s Restated Certificate of Incorporation and By-laws as these provisions help to protect key aspects of the Company’s operations and the interests of the Company’s stockholders.

Most matters submitted to a vote of the Company’s stockholders, whether by management or the stockholders, require a majority of the votes cast by the stockholders entitled to vote thereon who are present at a meeting, either in person or represented by proxy. There are essentially only four provisions in the Company’s Restated Certificate of Incorporation and By-laws that contain “super-majority” provisions requiring the vote of 80% of the Company’s outstanding shares. These limited provisions relate to the amendment of (i) the provision in the Company’s Restated Certificate of Incorporation relating to the limitation of directors’ liability; (ii) the provision in the Company’s Restated Certificate of Incorporation relating to the Company’s ability to redeem shares when a redemption is necessary to prevent the loss or secure the reinstatement of any license or franchise of the Company or its subsidiaries from a government agency; and (iii) any provision of the Company’s By-laws when the amendment is voted upon by stockholders without the approval of a majority of the Board of Directors. The fourth provision requires an 80% stockholder vote to amend any of the provisions of the Company’s Restated Certificate of Incorporation that separately require the vote of 80% of the Company’s outstanding shares. This provision effectively prevents circumvention of the super-majority voting requirements for the three substantive provisions referred to above.

These super-majority voting provisions serve limited, but important purposes. The first super-majority provision listed above, which relates to director liability, stems from a requirement in the AOL/Historic TW merger agreement, which was adopted by the two companies’ shareholders in 2000. Under the AOL/ Historic TW merger agreement, the Company is contractually obligated not to lessen the protections relating to director liability. Therefore, any decrease of the super-majority voting requirement would increase the risk of noncompliance with the merger agreement and other obligations to the Company’s directors. In addition, the super-majority requirement relating to director liability assists in attracting and retaining qualified candidates for directorships and discourages non-meritorious lawsuits against board members. The Company notes that the limitation of liability afforded under this provision is expressly permitted by Delaware law and is a standard provision widely included in the governance documents of publicly held corporations, including our peer competitors.

The second super-majority provision listed above, which relates to share redemption, helps to ensure that the Company maintains franchises, licenses and other regulatory requirements that allow it to operate its businesses. It is essential for the Company to be able to repurchase shares from a stockholder whose share ownership is the source of a potential or actual loss of license or other regulatory violation. This share-redemption capability is necessary due to restrictions on ownership of media companies, and allows the Company to take the steps necessary to retain valuable licenses and franchises otherwise subject to government forfeiture due to federal laws and/or decrees regulating ownership in media enterprises.

The third super-majority provision is designed to safeguard against an amendment of the Company’s By-laws that has not been approved by the Board of Directors. Lastly, the fourth super-majority provision helps to ensure the effectiveness of the other three substantive provisions. For example, if not for this fourth provision, a simple majority vote could effectively nullify the super-majority voting requirements relating to director liability and share redemption.

It should be noted that, in addition to serving these important purposes, these super- majority voting requirements in the Company’s By-laws or Restated Certificate of Incorporation do not preclude changes to the Company’s organizational documents. Rather, they help to ensure that certain fundamental changes to the Company’s organizational documents are made only with a broad consensus of stockholders, rather than by a “simple majority” of stockholders (which may, in practice, be a minority of shares outstanding).

The Board of Directors is firmly committed both to ensuring effective corporate governance and maximizing stockholder value. After careful consideration of the proposal, the Board of Directors believes that eliminating these limited “super-majority” voting provisions in the Company’s Restated Certificate of Incorporation and By-laws would not be in the best interests of the Company and its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

PROPOSAL FIVE: Proposal Regarding Separation of Roles of Chairman and CEO

Christian Brothers Investment Services, Inc., 90 Park Avenue, New York, NY 10016, the beneficial owner of 882,550 shares of Common Stock, joined by nine other organizations whose names, addresses and stockholdings will be provided by the Company upon request, have advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

Resolved: The shareholders of Time Warner request that the Board of Directors establish a policy of, whenever possible, separating the roles of Chair and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

Supporting Statement

More companies are recognizing the separation of Chair of the Board and Chief Executive Officer (CEO) to be sound corporate governance practice. An independent Chair and vigorous Board will bring greater focus to ethical imperatives, and be better able to forge solutions that serve the interests of shareholders and consumers.

We believe:

•	It is the role of the Chief Executive Officer and management to run the business of the company.

•	It is the role of the Board of Directors to provide independent oversight of management and the CEO. A CEO should not be his own overseer while managing the business.

•	Under the leadership of the Chair, the board should give strategic direction and guidance and represent the best interests of the shareholders in maximizing value.

An independent board structure will also help the board address complex issues, such as those noted by The Investor Responsibility Research Center’s Social Issues Report on the company, including:

•	Large Penalties: Time Warner has paid the U.S. Department of Justice and the Securities and Exchange Commission $350 million dollars in 2004 and 2005.

•	Numerous Lawsuits: Time Warner is facing 20 class-action shareholder lawsuits over the drop in its stock price.

•	Excessive Executive Compensation and Pay Disparity: Time Warner’s most senior executives are among the highest paid in the country at a time when an investment in the company has underperformed the market. Combined, the five highest-paid executives received approximately $32 million in salary and bonuses in 2004. They were awarded restricted stock with an aggregate grant-date value of $10.8 million and 1.7 million stock options with a grant date present value of around $10 million while the company discontinued granting stock options to most employees (“Time Warner Stops Granting Stock Options to Most of Staff,” The New York Times, February 19, 2005).

Several respected institutions recommend separation. The Council of Institutional Investors adopted as one of its Corporate Governance Policies, which they suggest for all corporations, “The board should be chaired by an independent director.” The report from The Conference Board’s Commission on Public Trust and Private Enterprise (2003) recommended as Best Practice that “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

An independent Chair can enhance investor confidence in our Company and strengthen the integrity of the Board of Directors. We urge a vote FOR this resolution.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the proponents’ concern that the Company follow sound governance practices. The Board believes, however, that effective corporate governance does not necessarily require the separation of the Chief Executive Officer and Chairman positions. Instead, the Board believes that, in some cases, combining the two positions can provide for more effective leadership of the Board and management of the Company businesses.

Under the Company’s By-laws and Corporate Governance Policy, the Board of Directors has the authority to combine or separate the positions of Chairman and Chief Executive Officer,

as well as to decide whether, if the positions are separated, the Chairman should be an employee, an affiliated Director or an independent Director. The proposal would eliminate that flexibility, establishing as a matter of policy that the positions should be separated and that the Chairman should be an independent Director.

The Company believes that its stockholders are best served by a Board that has the flexibility to adapt its leadership structure to the needs of the Company at a particular point in time and the capabilities of its directors and senior executives. The Board notes that it has addressed this question three times during the last six years and has reached different determinations, based on its conclusions of what was in the best interests of the Company and its stockholders. When Historic TW and America Online merged in 2001, the Board of Directors appointed a separate Chairman and Chief Executive Officer for the Company. When the Chief Executive Officer retired, the Board determined to appoint Richard Parsons as Chief Executive Officer, and maintained a separate position of Chairman. When the Chairman stepped down from that role in 2003, the Board considered whether to combine or separate the two positions and decided to elect Mr. Parsons as Chairman in addition to his serving as Chief Executive Officer. The Board of Directors determined at that time that, due to the particular circumstances – including the Company’s need for clear leadership and accountability of management, the other strong governance practices in place at the Company, as well as senior management’s capabilities and attributes – the most appropriate choice for the leadership of Time Warner (both the Board of Directors and the Company) was to have Mr. Parsons serve as both Chairman and Chief Executive Officer.

The overall effectiveness of the Board of Directors could suffer significantly if the Board were to adopt the proposed policy that would eliminate the Board’s flexibility to make decisions regarding its own leadership structure. Such a policy could prevent the Board from choosing the best qualified person to serve as Chairman of the Board if the Board determines that such individual is also a member of management (or a recent member of management who may not qualify as “independent.”) The proposed policy could also preclude the Board from retaining or attracting the best person to serve as Chief Executive Officer.

The Company already has policies and practices in place to achieve the goals cited by the proponents with respect to providing independent oversight of management and the Company’s strategy. The Board of Directors currently includes 13 non-employee directors and 11 independent, non-management directors among its 14 members. The Board routinely holds executive sessions at which only non-employee directors are present, and the independent directors meet together without any other directors or management present at least two additional times each year. The independent directors also have the ability to call additional meetings of the Board, and the independent directors may meet separately at the request of a single independent director. Further, in February 2006, the Board designated the Chair of the Nominating and Governance Committee as Lead Independent Director, with specific responsibilities set forth in the Company’s Corporate Governance Policy.

In addition, three committees of the Board provide independent oversight of management – the Audit and Finance Committee, the Compensation and Human Development Committee and the Nominating and Governance Committee. Each committee is composed entirely of independent directors, holds regular executive sessions at which only committee members are present, and is authorized to retain its own outside counsel and other advisors as it desires. The membership and chair of each committee, who are elected by the Board of Directors, are also rotated periodically.

Further, the independent Nominating and Governance Committee and the Compensation and Human Development Committee are responsible for reviewing the performance of the

Chairman and Chief Executive Officer, and they report and discuss their findings with the non-employee and independent directors in executive session without the Chairman and Chief Executive Officer present. Thus, the Chairman is not put in a position of reviewing his own performance. In addition, under the Company’s Corporate Governance Policy, the full Board is also responsible for reviewing the Company’s strategy, business plan and budget at least annually.

Particularly in light of these other practices, the Board does not believe that mandating a separate Chairman and Chief Executive Officer is necessary to safeguard the independence of the Board or maintain effective oversight of management by the Board. Indeed, the 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of Chairman and Chief Executive Officer was not necessary for effective board leadership.

Accordingly, for the reasons described above, the Board of Directors believes that the proposal is not in the best interests of the Company and its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

PROPOSAL SIX: Proposal Regarding Code of Vendor Conduct

As You Sow, 311 California Street, Suite 510, San Francisco, CA 94104, the beneficial owner of 5,700 shares of Common Stock, has advised the Company that it intends to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

WHEREAS: Reports of human rights violations at suppliers of U.S.-based corporations have increased public awareness of the problems of denial of basic workplace rights, long working hours and poor health and safety conditions. Worker exploitation in factories where a company produces its goods can damage its reputation and lead to the loss of brand value or result in costly litigation.

Warner Bros. Consumer Products is one of the leading licensing and retail merchandising organizations in the world. It controls an array of popular licensed characters including Superman, Batman, Harry Potter, Bugs Bunny, Scooby-Doo and many others. The company has licensed these characters for production of apparel, toys, jewelry, house wares, games and collectibles.

Our company has not provided shareholders and the public with information on its supply chain monitoring to be able to assess its performance in this important area. Time Warner apparently lags behind its peers by not having a code of vendor conduct. A prominent competitor, The Walt Disney Co., established a code of conduct in 1996. The code sets forth requirements for manufacturers of branded merchandise in regard to working conditions, compensation and benefits, working hours, nondiscrimination, health and safety, association, environmental protection, compliance with law, and monitoring of compliance. The Disney Co. has performed more than 40,000 audits at supplier facilities in 50 countries. http://corporate.disney.go.com/ corporate/intl_labor_standards.html. There is no public evidence that Time Warner has performed such audits.

Companies such as Nike and Gap have suffered damage to their brands due to allegations of sweatshop labor in their supply chain. Our company purchases goods produced in countries like China where human rights abuses and unfair labor practices have been well documented. (U.S. State Department’s “China Country Report on Human Rights Practices — 2004,” http://www.state.gov/g/drl/rls/hrrpt/2004/41640.htm).

Time Warner needs to develop a code of vendor conduct and a program to enforce the code to protect its valuable brands. It should report to shareholders on how it implements the code, how it monitors suppliers and how it addresses issues of non-compliance that are found.

RESOLVED: Shareholders request the Board of Directors to:

1.	Develop a code vendor of conduct.

2.	Establish a code implementation plan for auditing supply chain facilities.

3.	Release periodic reports on adherence to the code.

Supporting Statement

We believe the code should be based on the United Nations’ International Labor Organization (ILO) core labor standards and the United Nations Draft Norms on the Responsibilities of Transnational Corporations with Regards to Human Rights that define workplace human rights. Although most countries have laws that conform to ILO standards, in many instances these laws are not fully enforced. Time Warner should require that ILO standards apply to its vendor factories wherever they are located.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the proponent’s interest in the implementation and monitoring of a vendor code of conduct. While the Company is firmly committed to workplace human rights and the other concerns raised by the proponent – and, indeed, is in the process of enhancing its policies and procedures relating to vendors and licensees – the Board believes that responsibility for managing the Company’s business relationships with its vast network of suppliers and licensees is best left to management of the Company and its operating subsidiaries.

The Company has a long-standing record of supporting a safe and sound work environment for its employees and shares the proponent’s broader goal of promoting workplace and human rights outside the Company as well. The Company’s Corporate Standards of Business Conduct states that the Company is committed to ensuring equal opportunity and compliance with all applicable fair employment practices and nondiscrimination laws. The Company also strives to ensure that its suppliers and licensees are committed to abide by similar standards, and it is the Company’s current common practice to contractually obligate its vendors and licensees to comply with all applicable laws and regulations.

Moreover, the Company has undertaken its own initiative to assess current practices relating to vendor conduct and to develop and implement a set of guiding principles that may be utilized throughout its diverse operations and customized, as appropriate, to support responsible vendor conduct. This is a significant undertaking, because Time Warner is a multinational media and entertainment company – with interests in filmed entertainment, interactive services, television networks, cable systems and publishing – operating worldwide, and doing business with thousands of suppliers and licensees in our varied lines of business.

After careful review of the proposal, however, the Board of Directors believes that developing one code of vendor conduct as requested by the proponent is not in the best interest of the Company and its stockholders and may not effectively serve the interests of the employees of our many vendors and licensees. Given the breadth of the Company’s operations, and the thousands of vendors and licensees with which the Company deals in different countries, industries and operating environments, a “one-size-fits-all” code of vendor conduct may not respect the cultural and business norms of such a multinational and diverse set of suppliers and licensees, and could in fact serve to hamper the Company’s business relationships. For example, the Company is particularly mindful that the audit process can be extremely costly and time-consuming for vendors as well as for the Company, as many vendors, particularly in developing countries, currently face numerous audits annually from different multinational companies. As a result, as part of its vendor conduct initiative, the Company intends to pursue ways in which it may develop a streamlined audit process that would utilize a consistent set of standards, thereby reducing costs to both the Company and the companies in our supply chain.

The Board of Directors believes that it is in the Company’s and the stockholders’ best interests for the Company to continue with its current initiative for the development and implementation of a set of guiding principles to support responsible vendor conduct. The Board therefore finds that adoption of the proposal is unnecessary and recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s voting stock at the close of business on March 24, 2006, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

•	4,318,175,403 shares of Common Stock, par value $.01 per share (“Common Stock”), each of which is entitled to one vote on all matters properly submitted at the Annual Meeting; and

•	92,645,036 shares of Series LMCN-V Common Stock, par value $.01 per share, each of which is entitled to 1/100 of a vote on the election of directors.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A plurality of the votes duly cast is required for the election of directors.

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

Proxies.    All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.    If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods—Internet, Telephone or Mail.    Most stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.    Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Time Warner Inc. 2005 Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-866-INFO-TWX, by e-mail to: ir@timewarner.com or by mail to: Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2005, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that a Form 4 was filed on February 25, 2005, on behalf of Mr. Olafsson, an executive officer of the Company, to report an exempt transaction relating to Mr. Olafsson’s election to pay the tax liability due on the vesting on February 17, 2005 of restricted stock by having shares of common stock incident to the vesting withheld.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of- pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $19,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2007 Annual Meeting, stockholder proposals must be received by the Company no later than December 7, 2006, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2007 Annual Meeting, such a proposal must be received by the Company on or after January 19, 2007 but no later than February 18, 2007. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.    If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•	Timing. The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

➢	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

➢

The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

➢	A copy of the candidate’s resume and references.

➢	An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the By-laws, Corporate Governance Policy, and the Nominating and Governance Committee’s Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

Stockholder Nominations Submitted to Stockholders.    The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•	Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•	Special Stockholders Meetings. For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•	Other Circumstances. Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•	Information. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.    All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the Chairman and CEO should write to the address below:

Richard D. Parsons

Chairman and CEO

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Those interested in communicating directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF

DIRECTORS,

PAUL F. WASHINGTON

Secretary

April 4, 2006

ANNEX A

TIME WARNER INC.

2006 STOCK INCENTIVE PLAN

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award granted pursuant to the Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” means the occurrence of any of the following events:

(i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f)	“Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	“Committee” means the Compensation and Human Development Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation and Human Development Committee (or such other committee) established by the Compensation and Human Development Committee or such other committee.

(h)	“Company” means Time Warner Inc., a Delaware corporation.

(i)	“Effective Date” means the date the Board approved the Plan (March 23, 2006).

(j)	“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates and (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(k)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the average of the high and low prices of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l)	“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).

(m)	“Option” means a stock option granted pursuant to Section 6.

(n)	“Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(o)	“Other Stock-Based Awards” means awards granted pursuant to Section 9.

(p)	“Participant” means an employee, prospective employee, director or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(q)	“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(r)	“Plan” means the Time Warner Inc. 2006 Stock Incentive Plan, as amended from time to time.

(s)	“Restricted Stock” means any Share granted under Section 8.

(t)	“Shares” means shares of common stock of the Company, $.01 par value per share.

(u)	“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(v)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3. Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 150,000,000, of which no more than 30% may be issued in the form of Restricted Stock or Other Stock-Based Awards payable in Shares. The maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, shall be equal to 1.5% of the number of Shares outstanding on December 31 of the preceding calendar year. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 2,000,000; provided that the maximum number of Shares that may be awarded in the form of Restricted Stock or Other Stock-Based Awards payable in Shares during any calendar year to any Participant shall be 600,000. The number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Awards granted under the Plan (including, without limitation, the full number of Shares covered by any Stock Appreciation Right, regardless of whether any such Stock Appreciation Right or other Award covering Shares under the Plan is ultimately settled in cash or by delivery of Shares); provided, however, that the number of Shares covered by Awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration in respect thereof shall again become available for issuance under the Plan; and provided further that any Shares that are forfeited after the actual issuance of such Shares to a Participant under the Plan shall not become available for re-issuance under the Plan.

4. Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the New York Stock Exchange listed company rules, “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

(b)

The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the

Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.

5. Limitations

(a)	No Award may be granted under the Plan after the fifth anniversary of the meeting of shareholders of the Company at which the Plan is approved, but Awards granted prior to such fifth anniversary may extend beyond that date.

(b)	No Option or Stock Appreciation Right, once granted hereunder, may be repriced.

(c)	With respect to any Awards granted to a Participant who is a non-employee member of the Board at the time of grant, such Awards shall be made pursuant to formulas established by the Board in advance of such grant. Any such Awards shall be made at the time such a Participant first becomes a member of the Board and, thereafter, on an annual basis at or following the annual meeting of stockholders. Such formulas may include any one or more of the following: (i) a fixed number of Options or Stock Appreciation Rights, (ii) a fixed number of Shares of Restricted Stock or a number of Shares of Restricted Stock determined by reference to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant), and (iii) Other Stock-Based Awards determined either by reference to a fixed number of Shares or to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant).

6. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an

Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7. Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by Stock Appreciation Rights until the Shares are issued to the Participant.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

8. Restricted Stock

(a)

Grant.    Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards; provided that not less than 95% of the Shares of Restricted Stock shall remain subject to forfeiture for at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment.

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates, or other evidence of ownership, issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates, or other evidence of ownership, to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)	Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b) below. The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.

9. Other Stock-Based Awards

(a)

Generally.    The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The maximum amount of Other Stock-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Other Stock-Based Awards that are denominated or payable in Shares, 600,000 Shares and (y) with respect to Other Stock-Based Awards that are not denominated or payable in Shares, $10 million. Notwithstanding any other provision, with respect to (i) Other Stock-Based Awards settled in Shares that are subject to time-based vesting, not less than 95% of such Other Stock Based Awards payable in Shares shall vest and become payable at least three years after the date of grant, subject to earlier vesting in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment, and (ii) Other Stock-Based Awards settled in Shares that are subject to vesting upon the attainment of performance objectives, the minimum performance period shall be one year.

(b)	Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) operating income before depreciation and amortization; (ii) operating income; (iii) earnings per share; (iv) return on shareholders’ equity; (v) revenues or sales; (vi) free cash flow; (vii) return on invested capital; and (viii) total shareholder return. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code and Section 19 below, elect to defer payment of a Performance-Based Award.

10. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split,

reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 19), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(b)	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 19), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

11. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13. Nontransferability of Awards

Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award may be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14. Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

15. International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16. Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

18. Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

19. Section 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

DIRECTIONS TO GEORGIA WORLD CONGRESS CENTER – GEORGIA BALLROOM, BUILDING C, LEVEL 3

ATLANTA, GEORGIA

FROM THE AIRPORT AND THE SOUTH:

Take I-75/85 north to the Central Avenue Exit (Exit 246). Turn left on Martin Luther King, Jr. Drive. Turn right onto Northside Drive. GWCC Building C is located on your right immediately following the Georgia Dome. Proceed to Northside Drive between Simpson Street and Martin Luther King, Jr. Drive.

FROM THE NORTH:

Take I-75 south to Northside Drive (Exit 252). Turn right on Northside Drive. GWCC Building C is located on your left immediately preceding the Georgia Dome.

FROM THE WEST:

Take I-20 east to Spring Street (Exit 56B). Turn left onto Spring Street and left onto Martin Luther King, Jr. Drive. Turn right onto Northside Drive. GWCC Building C is located on your right immediately following the Georgia Dome.

FROM THE EAST:

Take I-20 west to Spring Street (Exit 56B). Turn right onto Spring Street and left onto Martin Luther King, Jr. Drive. Turn right onto Northside Drive. GWCC Building C is located on your right immediately following the Georgia Dome.

PARKING:

Parking is available in the Gold Deck (located between Building C and the Georgia Dome). The elevator from the Gold Deck opens directly in front of the entrance to Building C. If the Gold Deck parking is full, please proceed to the Blue Lot (located off of Northside Drive). A shuttle bus will run continuously from the Blue Lot to the entrance to Building C.

002CS-10835

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting of Stockholders on May 19, 2006

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 19, 2006, and any adjournment thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present. This card shall also serve, if applicable, as a voting instruction to Computershare, as exchange agent, to vote on the matters indicated with respect to shares of Common Stock that the undersigned is entitled to receive upon exchange by the undersigned of certificates formerly representing shares of common stock of AOL LLC (formerly named America Online, Inc.) or Historic TW Inc. (formerly named Time Warner Inc.) as a result of their merger in 2001.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.

Continued and to be signed on reverse side

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Internet	To vote using the Telephone
(within the U.S. and Canada)
[graphic of computer]	[graphic of telephone]
OR

Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE	Call toll-free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the information requested on your computer screen and follow the simple instructions.	Follow the simple instructions provided by the recorded message.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 19, 2006

THANK YOU FOR VOTING.

☒	Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposals 2 and 3 and AGAINST proposals 4, 5 and 6.

The Board of Directors recommends a vote FOR all nominees in Item 1.

1.	Election of Directors.

Nominees: (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Frank J. Caufield, (04) Robert C. Clark, (05) Jessica P. Einhorn, (06) Reuben Mark, (07) Michael A. Miles, (08) Kenneth J. Novack, (09) Richard D. Parsons, (10) Francis T. Vincent, Jr. and (11) Deborah C. Wright.

FOR ALL NOMINEES ☐ WITHHELD FROM ALL NOMINEES ☐

☐ For all nominees except as noted above

The Board of Directors recommends a vote FOR proposals 2 and 3.

2.	Ratification of Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of Time Warner Inc. 2006 Stock Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST proposals 4, 5 and 6.

4.	Stockholder proposal regarding simple majority vote.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Stockholder proposal regarding separation of roles of Chairman and CEO.	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	Stockholder proposal regarding code of vendor conduct.	FOR ☐	AGAINST ☐	ABSTAIN ☐

7.	In their discretion, on such other matters as may properly come before the meeting.

***Please refer to the reverse side for telephone and Internet voting instructions. ***

Mark this box with an X to register to attend the meeting. ☐

Mark this box with an X if you have made changes to your name or address details above. ☐

Authorized Signatures - Sign Here- This section must be completed for your instructions to be executed.

Signature	Date:	Signature	Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark, sign and date this Proxy and return it promptly using the enclosed reply envelope.

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting of Stockholders on May 19, 2006

The undersigned hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 19, 2006, and any adjournment thereof, and to vote on the matters indicated all the shares of Series LMCN-V Common Stock that the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1.

Name of Holder	Number of Shares

The Time Warner Inc. Board of Directors recommends a vote FOR all nominees in item 1.

1.	Election of Directors for terms expiring in 2007 – James L. Barksdale, Stephen F. Bollenbach, Frank J. Caufield, Robert C. Clark, Jessica P. Einhorn, Reuben Mark, Michael A. Miles, Kenneth J. Novack, Richard D. Parsons, Francis T. Vincent, Jr. and Deborah C. Wright, nominees.

FOR  ☐    WITHHELD  ☐

☐  FOR, except vote withheld from the following nominee(s):

2.	In their discretion, on such other matters as may properly come before the meeting.

Please check this box to register to attend the meeting.  ☐

Signature(s)

	Note: Please sign exactly as name appears hereon. When signing as attorney, officer, administrator or trustee, please give full title as such.	Date

CONFIDENTIAL VOTING INSTRUCTIONS

Time Warner Inc.

One Time Warner Center

New York, NY 10019

[Name of applicable Plan or Plans:]

[TIME WARNER SAVINGS PLAN]

[TIME WARNER THRIFT PLAN]

[TWC SAVINGS PLAN]

[BOOKSPAN SAVINGS PLAN]

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Stockholders on May 19, 2006.

Under the provisions of the Trusts relating to these Plans, Fidelity Management Trust Company (“Fidelity”), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock Fund under these Plans (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 19, 2006. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 p.m. (eastern time) on May 16, 2006, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of these Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2006. Have your proxy card in hand when you call and then follow the instructions.

PROVIDE VOTING INSTRUCTIONS BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Time Warner Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

You must provide instructions to the Trustee by May 16, 2006 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 5:00 p.m. (eastern time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 16, 2006. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plans and described on the reverse side of the card.

please fold and detach card at perforation before mailing

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby instructs Fidelity, as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 19, 2006, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock Fund under each of the Plans.

1.	Election of Directors for terms expiring in 2007 – (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Frank J. Caufield, (04) Robert C. Clark, (05) Jessica P. Einhorn, (06) Reuben Mark, (07) Michael A. Miles, (08) Kenneth J. Novack, (09) Richard D. Parsons, (10) Francis T. Vincent, Jr. and (11) Deborah C. Wright, nominees.

	FOR ☐	WITHHELD ☐	FOR ALL EXCEPT ☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

2.	Ratification of Auditors.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of Time Warner Inc. 2006 Stock Incentive Plan.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Stockholder proposal regarding simple majority vote.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Stockholder proposal regarding separation of roles of Chairman and CEO.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	Stockholder proposal regarding code of vendor conduct.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

7.	To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.

Please check this box to register to attend the meeting.        ☐

This instruction card must be signed exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date